                                                                    EXHIBIT 10.1

         Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.
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                DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT

                                     BETWEEN

                            OSI PHARMACEUTICALS, INC.

                                       AND

                                 GENENTECH, INC.

                                 JANUARY 8, 2001
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         DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT

         This Development and Marketing Collaboration Agreement ("Agreement") is made as of January 8, 2001 by and between OSI Pharmaceuticals, Inc., a Delaware corporation with its principal office at 106 Charles Lindbergh Blvd., Uniondale, New York 11553-3649 (together with its Affiliates permitted hereunder unless the context otherwise requires "OSI") and Genentech, Inc., a Delaware corporation with its principal office at 1 DNA Way, South San Francisco, California 94080 (together with its Affiliates permitted hereunder unless the context otherwise requires "Genentech"). OSI and Genentech are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         1. OSI has participated in the development of a certain molecule known as OSI-774 (defined below) and has certain intellectual property rights related thereto.

         2. Genentech and OSI each wish to conduct development and commercialization of OSI-774 in a collaborative fashion so that the resources and expertise of each is put to good use, and under such collaborative efforts each Party is willing to expend up to $100 million as may be agreed upon by the Parties.

         3. By combining the development and commercialization experience and expertise of both Genentech and OSI, the Parties wish to expedite the regulatory approval and marketing of OSI-774 as a significant new therapeutic.

         4. OSI wishes to grant to Genentech, and Genentech wishes to obtain, a license under OSI's intellectual property rights to permit Genentech to participate in collaborative OSI-774 product development, and marketing and promotion efforts, under the terms and conditions set forth below.

         5. Simultaneous with the Closing Date hereof, Genentech will purchase shares of common stock of OSI for a purchase price of $35 million according to the terms and conditions of a Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith.

         6. Pursuant to that certain Tripartite Agreement of even date herewith (the "Tripartite Agreement"), the Parties have made certain agreements with F.Hoffmann-La Roche Ltd, a Swiss corporation with its principal office at Grenzacher Strasse 24, CH-4070-Basel Switzerland ("Roche") regarding, among other things, cost sharing, for development of OSI-774.


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                                    AGREEMENT

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

         1.1 "ADJUVANT ONCOLOGY INDICATION" shall mean use of Licensed Product as a systemic therapy administered after local therapy or treatment of a primary tumor (e.g. by surgery, or surgery and radiotherapy) to reduce the risk of recurrence or progression.

         1.2 "AFFILIATE" shall mean any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purposes of this Section 1.2, "control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or entity. For the purposes of this Agreement, Roche shall be deemed to not be an Affiliate of Genentech.

         1.3 "ALLOCABLE OVERHEAD" shall have the meaning defined in Exhibit B attached hereto and incorporated herein.

         1.4 "cGMP" shall mean the regulatory requirements for current good manufacturing practices promulgated by the United States Food and Drug Administration ("FDA") under the U.S. Food, Drug and Cosmetic Act ("FD&C Act") and the regulations promulgated thereunder, particularly 21 C.F.R.Section 210 et seq., and 21 C.F.R.Sections 600-610, as the same may be amended from time to time.

         1.5 "CLINICAL SUPPLIES" shall mean supplies of Licensed Product, manufactured, packaged and labeled in compliance with cGMP, in such form and strength as agreed by the Parties, and ready to be used for the conduct of pre-clinical and/or human clinical trials of the Licensed Product in the Field by the Parties pursuant to the Development Budget/Plan.

         1.6 "CLOSING" shall mean, subject to the satisfaction or waiver of the conditions set forth in Section 6.2, the closing of the transactions contemplated by this Agreement.


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         1.7 "CLOSING DATE" shall mean the earlier of: (i) the fifth (5th) day, unless the fifth (5th) day falls on a weekend or holiday, in which case it shall be the next business day, after the earlier of (a) receipt of written notice (a copy of which has been furnished to Genentech) of the U.S. Federal Trade Commission's (the "FTC") approval of the transaction contemplated by this Agreement under the Hart-Scott-Rodino filings to be made by OSI and Genentech (or the parent company of each Party) and (b) the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976 for such Hart-Scott Rodino filings and (ii) the fifth (5th) day, unless the fifth (5th) day falls on a weekend or holiday, in which case it shall be the next business day, after the joint determination (by certification from each Party to the other) that such Hart Scott Rodino filing is not required. In the case of Genentech, such certification, if made, shall be made by its parent company, Roche, which is responsible for such filing with respect to Genentech.

         1.8 "COLLABORATION INVENTION" shall mean any invention (whether patentable or not) or Know-how made after the Effective Date during the course of, in furtherance of, and as a direct result of the activities of the Parties hereunder or under the Tripartite Agreement and which relates to any Licensed Product, its manufacture or its use. A "Collaboration Invention" may be made by employees of OSI solely or jointly with a Third Party, including Roche (an "OSI Collaboration Invention"), by employees of Genentech solely or jointly with a Third Party, including Roche (a "Genentech Collaboration Invention"), or jointly by employees of OSI and Genentech alone or together with a Third Party, including Roche (a "Joint Collaboration Invention"). In addition, any invention is a Collaboration Invention to the extent that it consists of or comprises an Improvement made under this Agreement.

         1.9 "COMMERCIALLY REASONABLE AND DILIGENT EFFORTS" shall mean, with respect to development and commercialization, a Party's use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied by such Party to other pharmaceutical products of similar potential, market size and competitive environment, and with respect to marketing, consistent with the exercise of prudent business judgment as applied by such Party to other pharmaceutical products of similar potential and market size.

         1.10 "COMMERCIAL SUPPLIES" shall mean supplies of Licensed Product, manufactured, packaged and labeled in compliance with cGMP, in such form and strength as agreed by the Parties, and ready to be offered for commercial sale for use in the Field in the Territory by Genentech and OSI, pursuant to the terms of this Agreement.

         1.11 "CONTROLLED" with respect to Licensed Product Patents or Know-how shall mean the ability of a Party to grant a license or sublicense to such Licensed Product Patents or Know-how as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing and in effect at the time such Party would be required hereunder to grant the other Party such license or sublicense.

         1.12 "COST OF SALES" shall have the meaning set forth in Exhibit B.

         1.13 "COVER" (including variations such as "Covered", "Covering" and the like) shall mean that the use, manufacture, sale, offer for sale or importation of a particular product would

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infringe a claim of a patent or patent application (if that claim were to issue in a patent) in the absence of rights under such patent, as determined on a country-by-country basis.

         1.14 "DEVELOPMENT BUDGET/PLAN" shall mean the comprehensive plan for the development of Licensed Products, designed to generate the development, clinical and regulatory information required for filing INDs and Drug Approval Applications and to further support the development and commercialization of Licensed Products in the Territory. The Development Budget/Plan shall initially be the Global Development Plan (hereafter defined), and is attached hereto as Exhibit C and incorporated herein, but may be modified pursuant to Section 2.3 below and which will be updated at least annually by the Joint Project Team. Development shall refer to all activities related to preclinical testing, toxicology, formulation, process development, manufacturing/quality assurance/quality control pursuant to Section 7.1(a) hereof, clinical studies and regulatory affairs for a Licensed Product in connection with obtaining Regulatory Approvals of such Licensed Product. The development budget included as part of the Development Budget/Plan for a particular calendar year shall constitute the maximum costs to be incurred thereunder during such calendar year, unless such budget is modified by the Joint Project Team, as approved by the JSC, in accordance with the terms hereinbelow. The Development Budget/Plan may be modified from time to time by the Joint Project Team, as approved by the JSC, as necessary in accordance with the terms herein below.

         1.15 "DISTRIBUTION COSTS" shall have the meaning defined in Exhibit B.

         1.16 "DIVESTITURE AGREEMENT" shall mean that agreement, related to the Base Patents (as hereafter defined in Section 1.39) and dated May 23, 2000 between OSI and Pfizer Inc., a Delaware corporation having an office at 235 East 42nd Street, New York, New York 10017.

         1.17 "DRUG APPROVAL APPLICATION" shall mean an application for Regulatory Approval required for commercial sale or use of a Licensed Product as a drug in the Field in the Territory.

         1.18 "EFFECTIVE DATE" shall mean the date first written above.

         1.19 "FIELD" shall mean the treatment or prophylaxis of any human disease or condition.

         1.20 "FULLY BURDENED MANUFACTURING COST" shall have the meaning defined in Exhibit B.

         1.21 "GENENTECH KNOW-HOW" shall mean Know-how which: (a) is Controlled by Genentech as of the Closing Date or hereafter during the Term of this Agreement, and (b) is necessary or useful for OSI to perform its tasks directly relating to Licensed Products under the Development Budget/Plan and to use, make, have made, sell, offer for sale and/or import Licensed Products, pursuant to this Agreement, for use in the Field in the Territory.


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         1.22 "GENENTECH PATENTS" shall mean any and all Licensed Product
Patents to the extent Controlled by Genentech as of the Closing Date or hereafter during the Term of this Agreement, including, without limitation, Genentech's interest in any Joint Patents.

         1.23 "GENERAL AND ADMINISTRATIVE COSTS" shall have the meaning defined in Exhibit B.

         1.24 "GLOBAL DEVELOPMENT PLAN" shall mean the plan for development of OSI-774, which is attached as Exhibit A to the Tripartite Agreement and attached hereto as Exhibit C, as may be amended from time to time.

         1.25 "GROSS PROFIT" shall have the meaning set forth in Exhibit B.

         1.26 "GROSS SALES" shall have the meaning defined in Exhibit B.

         1.27 "IMPROVEMENT(S)" shall mean a selective inhibitor of epidermal growth factor receptor Controlled by OSI or Genentech whose primary mechanism of action is initiated by binding to epidermal growth factor receptor, and such binding is with higher binding affinity to epidermal growth factor receptor (also known as erbB1 and HER1) than to other members of the epidermal growth factor receptor family (e.g. HER2, HER3, HER4) as demonstrated in receptor binding assays. By way of illustration, and without limitation, Improvements do not include any Genentech anti-HER2 antibodies, for example the antibodies known as Herceptin and 2C4.

         1.28 "IND" shall mean an effective Notice of a Claimed Investigational New Drug Exemption, as defined in Title 21 of the U.S. Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of Licensed Products in humans, or any comparable filing with any relevant regulatory agencies or other governmental entities in any country in the Territory.

         1.29 "JOINT COLLABORATION INVENTION" shall have the meaning set forth in Section 1.8.

         1.30 "JOINT PATENTS" shall mean any and all Licensed Product Patents claiming a Joint Collaboration Invention.

         1.31 "JOINT PROJECT TEAM" shall mean that body established pursuant to
Section 3.2 below.

         1.32 "JOINT STEERING COMMITTEE," or "JSC," shall mean that committee established pursuant to Section 3.1 below.

         1.33 "KNOW-HOW" shall mean all proprietary information, trade secrets, techniques and data of a Party (including Confidential Information as defined in Article 10 below) directly relating to the Licensed Products and that are Controlled by such Party as of the Closing Date or hereafter during the Term of this Agreement, including, but not limited to, discoveries, formulae, materials, practices, methods, knowledge, know-how, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality

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control data, marketing, pricing, distribution, cost and sales data or descriptions. "Know-how" may be made prior to the Closing Date or after the Closing Date during the course of, in furtherance of, and as a direct result of the activities of the Parties hereunder or under the Tripartite Agreement. Know-how may be made by employees of OSI, solely or jointly with a Third Party, including Roche, by employees of Genentech, solely or jointly with a Third Party, including Roche, or jointly by employees of OSI and Genentech, alone or together with a Third Party, including Roche.

         1.34 "LICENSED PRODUCT" shall mean any pharmaceutical formulation containing a selective inhibitor of epidermal growth factor receptor Controlled by OSI, including, without limitation, OSI-774 and inhibitors having the same mechanism of action as OSI-774, variants and derivatives thereof (including, without limitation, prodrugs, salts, solvates and polymorphs thereof) and Improvements as defined in Section 1.27 above. Licensed Product shall not include any pharmaceutical formulation containing a compound Controlled by Genentech that is not an Improvement or a compound Controlled by OSI that is not a selective inhibitor of epidermal growth factor receptor.

         1.35 "LICENSED PRODUCT PATENTS" shall mean any and all patents, patent applications and any patents issuing therefrom, together with any extensions (including supplementary protection certificates), registrations, reissues, continuations, divisions, continuations-in-part, re-examinations, substitutions or renewals thereof, that contain one or more claims Covering a Licensed Product in the Field in the Territory.

         1.36 "MARKETING COSTS" shall have the meaning defined in Exhibit B.

         1.37 "METASTATIC ONCOLOGY INDICATION" shall mean the use of Licensed Product as a therapy for the spread of a malignancy from its site of origin to noncontiguous sites, most commonly to other organs; treatment will also involve the primary tumor, if present.

         1.38 "NDA" shall mean the New Drug Application, as defined in the FDA regulations in the U.S. Code of Federal Regulations, filed with the FDA for the purpose of obtaining Regulatory Approval for Licensed Product in the Field in the Territory.

         1.39 "NET SALES" shall have the meaning defined in Exhibit B.

         1.40 "OPERATING PROFITS OR LOSSES" shall have the meaning defined in Exhibit B.

         1.41 "OTHER OPERATING INCOME/EXPENSE" shall have the meaning set forth in Exhibit B.

         1.42 "OSI/GNE DEVELOPMENT COSTS" shall have the meaning defined in Exhibit B.

         1.43 "OSI KNOW-HOW" shall mean Know-how which: (a) is Controlled by OSI as of the Closing Date or hereafter during the Term of this Agreement, and (b) is necessary or useful for Genentech to perform its tasks directly relating to Licensed Products under the Development

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Budget/Plan and to use, sell, offer for sale and/or import Licensed Products, pursuant to this Agreement, for use in the Field in the Territory.

         1.44 "OSI PATENTS" shall mean any and all Licensed Product Patents to the extent Controlled by OSI as of the Closing Date or hereafter during the Term of this Agreement, including, without limitation, OSI's interest in any Joint Patents. The OSI Patents as of the Closing Date are set forth on Exhibit D attached hereto and incorporated herein ("Base Patents").

         1.45 "OSI-774" shall mean the selective inhibitor of epidermal growth factor receptor having the IUPAC name
[6,7-bis(2-methoxyethoxy)quinazolin-4-yl]-(3-ethynylphenyl)-amine and having the U.S. Approved Name erlotinib.

         1.46 "PARTY" shall mean Genentech or OSI, and, when used in the plural, shall mean both of them.

         1.47 "PATENT AND TRADEMARK COSTS" shall have the meaning set forth in Exhibit B.

         1.48 "PHASE II CLINICAL TRIAL" shall mean studies in humans of the safety, dose ranging and efficacy of a Licensed Product which are conducted after Phase I clinical studies of such Licensed Product.

         1.49 "PHASE III ENABLING CLINICAL TRIAL" shall mean a Phase I or Phase II Clinical Trial which has generated sufficient data to commence Phase III Clinical Trials.

         1.50 "REFRACTORY ONCOLOGY INDICATION" shall mean the use of Licensed Product as a therapy for the progression of a malignancy after therapy or treatment that is accepted, under generally accepted good medical practices, to have some degree of effectiveness; or for a malignancy for which there is no generally accepted effective medical therapy.

         1.51 "REGULATORY APPROVAL" shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Licensed Product in a regulatory jurisdiction in the Territory.

         1.52 "SALES COSTS" shall have the meaning defined in Exhibit B.

         1.53 "SALES RETURNS AND ALLOWANCES" shall have the meaning set forth in Exhibit B.

         1.54 "TERRITORY" shall mean the United States of America, its territories and possessions, and the Commonwealth of Puerto Rico.

         1.55 "THIRD PARTY" shall mean any entity other than OSI or Genentech or their permitted sublicensees, and shall include Roche.

         1.56 "THIRD PARTY ROYALTIES" shall mean royalties payable to a Third Party (other than Roche) in connection with the manufacture, use, sale, offer for sale or importation of Licensed Products.


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                                    ARTICLE 2

                           SCOPE OF THE COLLABORATION

         2.1 COLLABORATION GOALS. The Parties agree, pursuant and subject to the terms of this Agreement, to develop Licensed Products, with the goal of obtaining Regulatory Approval of Licensed Products in commercially significant indications as soon as reasonably practicable for commercial marketing and sale in the Field in the Territory, pursuant to this Agreement. Each Party shall use Commercially Reasonable and Diligent Efforts to perform its respective tasks and obligations in conducting all development work ascribed to it in the Development Budget/Plan, and each Party shall cooperate with and provide reasonable support to the other Party in such other Party's conduct of such development and commercialization work as provided in the Development Budget/Plan.

         2.2 PARTICIPATION IN GLOBAL DEVELOPMENT. Each Party acknowledges that simultaneously with this Agreement, OSI will be entering into a Development Collaboration and Licensing Agreement with Roche regarding development of OSI-774 outside the Territory (the "OSI-Roche Agreement"). The Parties hereto, simultaneously with this Agreement, will enter into the Tripartite Agreement with Roche governing certain development activities and cost sharing.

         2.3 INITIAL DEVELOPMENT BUDGET/PLAN; MODIFICATIONS. The Parties have attached as Exhibit C hereto the initial Development Budget/Plan (which initially is the Global Development Plan), the goals of which are, among other things: (a) the timely and strategic development, including clinical testing, of OSI-774 to seek Regulatory Approval in multiple indications as promptly as commercially practicable; (b) the acquisition of Regulatory Approval of Licensed Product allowing the commercial promotion, marketing and sale of the Licensed Product in the Territory for use in the Field; (c) the identification of the activities to be performed by each Party to accomplish such development (including clinical testing) and Regulatory Approval; and (d) the manufacture and supply of Clinical Supplies and Commercial Supplies of the Licensed Product for such development and commercialization pursuant to Section 7.1 hereof. The Development Budget/Plan includes development activities to be undertaken in accordance with the Global Development Plan and also includes activities outside the Global Development Plan which may be undertaken under this Agreement. Hereafter, the Development Budget/Plan (including the work, budget and timeline therefor) shall not be modified except upon formal decision by the Joint Project Team and approval by the JSC as described in Section 3.1(c) below, which formal approval shall automatically constitute a valid binding amendment to Exhibit C attached hereto.


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                                    ARTICLE 3

                         MANAGEMENT OF THE COLLABORATION

         3.1 JOINT STEERING COMMITTEE.

                  (a) ESTABLISHMENT OF JOINT STEERING COMMITTEE. The Parties hereby establish a Joint Steering Committee, or JSC, to oversee and manage the product development and commercialization collaboration contemplated by this Agreement. The JSC will be composed of up to three (3) representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other Party in accordance with this Agreement. Such representatives shall include individuals within the senior management of each Party with expertise in drug development and commercialization. The initial JSC members from each Party are listed on Exhibit A attached hereto. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. The JSC will meet at least twice each year during the Term of this Agreement, or at any frequency agreed by the JSC, to conduct the activities described in Section 3.1(b) below. The representatives from each Party will collectively have one vote in decisions, with decisions for overall product development strategy made by unanimous vote.

                  (b) JOINT STEERING COMMITTEE RESPONSIBILITIES. The JSC shall perform the following functions:

                         (i) approve the overall strategy for the collaboration
hereunder and provide direction to the Joint Project Team as provided herein;

                         (ii) review and approve development, clinical trial
strategies and the Development Budget/Plans, the division of responsibilities between the Parties, the multiyear expense forecasts formulated by the Joint Project Team, and the financial results of the collaboration hereunder;

                         (iii) review and approve the selection by the Joint
Project Team of development decision criteria, and of indications for which Licensed Products are developed;

                         (iv) review and approve activities related to
manufacturing and the identification of manufacturer(s);

                         (v) review and approve annual marketing and sales
budgets for the Licensed Product based on the Commercialization Plan, and Phase IV clinical support (including scope and strategic direction);

                         (vi) serve as the first forum for attempted settlement
of disputes or disagreements that are unresolved by the Joint Project Team, unless otherwise indicated in this Agreement;


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                         (vii) perform such other functions as appropriate to
further the purposes of this Agreement as determined by the Parties; and

                         (viii) coordinate and approve global development
strategy and global development budgets with the Global Development Committee, as described in Section 3.4 below.

                  (c) JOINT STEERING COMMITTEE CO-CHAIRPERSONS; PROCEDURES. One Co-Chairperson of the JSC shall be designated annually by each Party. The two Co-Chairpersons shall send notices and agendas for all regular JSC meetings to all JSC members. The location of regularly scheduled JSC meetings shall alternate between the offices of the Parties, unless otherwise agreed. Meetings may be held telephonically. The Party hosting any JSC meeting shall appoint one person (who need not be a member of the JSC) to attend the meeting and record the minutes of the meeting in writing. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and distribution. Any modifications to the Development Budget/Plan (including the work, budget and timeline therefor) approved at a JSC meeting shall be considered approved and shall constitute an amendment to Exhibit C upon JSC ratification of the meeting minutes related thereto.

                  (d) DISPUTE RESOLUTION. Issues that come before the JSC that require action, approval or resolution and for which the JSC is unable to reach agreement shall be resolved by the Parties under the terms of Article 16 below. For issues regarding study implementation coming before the JSC for which the Parties' JSC members have disagreement, ultimate decision making authority will rest with the Party primarily responsible for conducting the activities at issue, provided, however, for issues that materially change the scope of a study, the deciding Party shall give prompt notice of such issue to the other Party and shall give due consideration to the input of the other Party on such issue.

         3.2 JOINT PROJECT TEAM.

                  (a) ESTABLISHMENT OF JOINT PROJECT TEAM. The Parties shall establish a Joint Project Team no later than thirty (30) days after the Effective Date to coordinate all activities for the development and commercialization of Licensed Products in the Field in the Territory, within the budget approved by the JSC, including pre-clinical research, clinical research, manufacturing, regulatory filings, and post-approval development studies. The Joint Project Team shall consist of such number of representatives of each Party as are reasonably necessary to accomplish the goals of the Team hereunder. Such representatives will include individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing, regulatory affairs or product development and marketing, as applicable to the stage of development or commercialization of the Licensed Product. One such representative from each Party shall be designated as that Party's "Project Team Leader" to act as the primary Joint Project Team contact for that Party. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. Any member of the Joint Project Team may designate a substitute to attend and perform the functions of that member at

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any meeting of the Joint Project Team. The Joint Project Team will meet once each calendar quarter or as agreed by the Joint Project Team.

                  (b) JOINT PROJECT TEAM RESPONSIBILITIES. The Joint Project Team shall be responsible for formulating overall development plans and an annual budget, for making overall decisions regarding the priority and design of all clinical trials for new indications, for determining which Party will be responsible for implementing clinical studies for each indication, for developing a publication strategy and a calendar of key scientific and clinical meetings and other events for Licensed Products, for exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under this Agreement, for determining the priority with respect to seeking Regulatory Approval of Licensed Products, for approving third party manufacturing and supply agreements, and for implementing all activities approved by the JSC. In addition, the Joint Project Team may designate subteams as appropriate to facilitate coordination and cooperation in key areas. Specifically, the Joint Project Team will designate a Joint Regulatory Subteam to coordinate efforts as may be necessary for NDA filing and other regulatory activities. The Joint Project Team will prepare a draft Development Budget/Plan, and draft annual development and joint marketing and sales budgets, as applicable, by August 15 of the then-current calendar year, and a final Development Budget/Plan, for JSC approval, by September 15 of the then-current calendar year. In addition, the Joint Project Team Leaders will participate in the OSI-774 Liaison Team, described in Section 3.4 below, to exchange information, and facilitate cooperation and coordination, between the Parties and Roche, pursuant to the Tripartite Agreement.

                  (c) JOINT PROJECT TEAM DECISION-MAKING. As a general principle, the Joint Project Team will operate by consensus. In the event that the Joint Project Team members do not reach consensus with respect to a matter that is within the purview of the Joint Project Team herein, including, without limitation, with respect to the development of a Licensed Product and of the capabilities and facilities for its manufacturing, supply and testing during the Term of this Agreement, the Joint Project Team representatives of each Party shall collectively have one vote for purposes of decision-making hereunder with respect to such matters, with decisions made by unanimous vote. For issues regarding study implementation for which the Parties' Joint Project Team members cannot agree, ultimate decision-making authority shall rest with the Party responsible for implementing the activities at issue, provided, however, for such issues that materially change the scope of a study, the deciding Party shall give prompt notice of such issue to the other Party and shall give due consideration to the input of the other Party on such issue. If the Joint Project Team is unable to resolve a dispute regarding overall strategy and project development issues, however, such dispute shall be resolved in accordance with Article 16 below.

                  (d) CEASING OF JOINT PROJECT TEAM OPERATIONS. The Joint Project Team will cease operations and have no further function hereunder on the later of (i) the date on which the Parties are no longer developing or commercializing any Licensed Product in the Territory, or (ii) the date on which the Parties are no longer sharing Operating Profits or Losses with respect to any Licensed Product in the Territory.


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                  (e) ANNUAL PRODUCTION REQUIREMENTS. The Joint Project Team
shall be responsible for submitting annual Licensed Product production requirement reports to the JSC for approval. Such report shall include the forecasted requirements for Clinical Supplies, Licensed Product placebo and Commercial Supplies, pursuant to a Manufacturing and Supply Agreement to be entered into by the Parties in accordance with Section 7.1 hereof, for the Territory for the subsequent five (5) years, and any other related information mutually agreed upon. Each such report shall be submitted to the JSC with the annual Development Budget/Plan for the subsequent calendar year.

         3.3 ACCOUNTING AND FINANCIAL REPORTING; JOINT FINANCE SUB-COMMITTEE. Each Party will appoint two representatives with expertise in the areas of accounting, cost allocation, budgeting and financial reporting. Such representatives shall comprise the Joint Finance Sub-Committee and work under the direction of the JSC to provide services to and consult with the Joint Project Team in order to address the financial, budgetary and accounting issues which arise in connection with the Development Budget/Plan and the Financial Planning, Accounting and Reporting Procedures attached hereto as Exhibit B, and updates thereto. Each representative may designate a substitute to perform such functions, or may be replaced at any time by the represented Party by providing notice thereof to the other Party.

         3.4 GLOBAL DEVELOPMENT COMMITTEE. Pursuant to the terms of the Tripartite Agreement, the Parties have established with Roche a Global Development Committee ("GDC") to, among other things, direct development of OSI-774. In addition, the Parties and Roche have established a OSI-774 Liaison Team to coordinate the development activities of the Joint Project Team and the Roche Project Team as more fully described in the Tripartite Agreement. Members of the JSC hereunder will serve as the OSI and Genentech members of the GDC. The GDC will meet, review and approve a Global Development Plan, pursuant to the terms of the Tripartite Agreement.

                                    ARTICLE 4

                                   DEVELOPMENT

         4.1 DEVELOPMENT EFFORTS. OSI and Genentech each agree to collaborate diligently in the development of Licensed Products for use in the Field and to use Commercially Reasonable and Diligent Efforts to develop and bring Licensed Products to market in the Field as soon as practicable. Each Party further agrees to execute and substantially perform its respective activities under the Development Budget/Plan and to cooperate with each other in carrying out the Development Budget/Plan.

         4.2 DEVELOPMENT RESPONSIBILITIES. Consistent with its responsibilities under this Agreement and the Development Budget/Plan, each Party agrees to:

                         (a) share with and provide copies, at its own cost, to
the other Party all preclinical data, assays and associated materials, protocols, procedures and any other information and Know-how in such Party's possession that the Joint Project Team deems reasonably necessary to initiate clinical development of Licensed Products; and

                         (b) use Commercially Reasonable and Diligent Efforts to
conduct all IND-enabling studies and human clinical studies for Licensed Products for which it is responsible under the Development Budget/Plan, and to make all filings with and supporting all communications with the relevant regulatory agencies or other governmental entities necessary to conduct such studies.

         4.3 CLINICAL TRIALS. The Parties will each conduct clinical trials for indications for Licensed Products in accordance with, and as assigned in, the Development Budget/Plan. All clinical data and reports related to clinical trials for Licensed Products shall be jointly owned by the Parties, and each Party shall have full use, for any purpose, of all such data and reports related to clinical trials for Licensed Products. All data, database information and safety reports from such clinical trials for Licensed Products shall be centralized and held at a contract research organization ("CRO") mutually agreed upon by the Parties, or held as otherwise agreed upon by the Parties. All such clinical trial data and information and final reports shall be accessible to the Parties, and to Roche pursuant to the Tripartite Agreement. If a Party itself conducts a clinical trial hereunder, it shall transfer all of the clean, final data for such trial to the CRO no later than six (6) months after the date that the last trial data has been collected under the trial protocol for the last clinical trial subject.

         4.4 INDS AND DRUG APPROVAL APPLICATIONS.

                  (a) Consistent with the Development Budget/Plan, for each indication for Licensed Products in the Territory, the Joint Project Team, as approved by the JSC, will determine which Party will own and be responsible for filing the IND and Drug Approval Application and seeking Regulatory Approvals for such indication. Notwithstanding anything to the contrary in the prior sentence, with respect to indications for Licensed Products in the Territory,
(i) OSI shall own and be responsible for filing the first NDA for Licensed Product containing OSI-774, (ii) OSI, at its sole option, shall own and be responsible for filing the first supplemental NDA for Licensed Product containing OSI-774, and (iii) the JSC shall determine which Party shall own and be responsible for filing thereafter any subsequent supplemental NDA's or new NDA's for all Licensed Products. Prior to submitting any IND or Drug Approval Application, the Parties, through the Joint Project Team, shall consult with the other Party regarding the scope and general content of such IND or Drug Approval Application. Each Party shall have the right to review and comment on all INDs and Drug Approval Applications in accordance with specific timelines or other arrangements agreed upon by the Joint Project Team, and such comments will be given all due consideration by the other Party. Regulatory documents for each filing shall be centralized and held at the offices of the Party primarily responsible for such filing.

                  (b) Neither Party shall transfer title or otherwise attempt in any manner to dispose of any such INDs or Drug Approval Applications for Licensed Products in the Territory, or otherwise impair the other Party's rights in such INDs or Drug Approval Applications, without the prior written consent of such other Party, except that Genentech will have the right to require OSI to permit Genentech's sublicensee to reference or cross-reference any such INDs or Drug Approval Applications held by OSI, provided, however, that any such sublicense shall not impair OSI's rights in such INDs or Drug Approval Applications as set forth in this Agreement.

                  (c) If a Party is primarily responsible for any regulatory filing, such Party shall provide the other Party with a copy of any documents or reports filed with the FDA or any other regulatory authority under this Agreement, including any INDs or Drug Approval Applications. Each Party shall have the right to cross reference, in any regulatory document, the INDs, NDAs, and any other Drug Approval Applications of the other Party for the purpose of conducting clinical trials and seeking Regulatory Approvals under this Agreement.

         4.5 REGULATORY MEETINGS AND COMMUNICATIONS. Consistent with the Development Budget/Plan, for each indication for Licensed Products in the Territory the Party primarily responsible for conducting the clinical studies for such indication shall be primarily responsible for conducting meetings and discussions, and routine telephone communications, with the FDA related to clinical studies for such indication for Licensed Product. The Parties will coordinate their efforts through the Joint Regulatory Subteam. Both Parties will participate in all substantive discussions and meetings with regulatory authorities which relate to such indication, including, but not limited to, with respect to any Drug Approval Applications. The Party not primarily responsible for conducting a study will send only a reasonable number of representatives to any such discussion and meeting. The Parties shall cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of a Party's site and facilities related to Licensed Products, and each Party shall at a minimum be given the opportunity to attend the summary, or wrap up, meeting related to Licensed Products with such regulatory authority at the conclusion of such site inspection. Each Party shall consider the attendance of the other Party at any such regulatory inspections, but shall not be obligated to accept the other Party's attendance at such inspections if such attendance would result in the disclosure to the other Party of confidential information or trade secrets unrelated to the Licensed Products. To the extent either Party receives written or material oral communication from the FDA or any other regulatory authority relating to Licensed Products, the Party receiving such communication shall notify the other Party and provide a copy of any written communication as soon as reasonably practicable.

         4.6 DEVELOPMENT COSTS FOR OSI AND GENENTECH. **

         4.7 DEVELOPMENT COST SHARING FOR GLOBAL DEVELOPMENT. Development costs for activities agreed upon by the Parties and Roche and conducted in certain countries under the Tripartite Agreement shall be shared equally by each of Genentech, OSI and Roche (i.e. Genentech, OSI and Roche each shall pay one third of such costs) pursuant to the terms of the Tripartite Agreement.


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                                       15

         4.8 TRANSFER OF MATERIALS. During the collaboration hereunder, each Party may transfer certain of its proprietary materials to the other Party. Each Party agrees that it will use such materials of the other Party only for the purposes of the collaboration hereunder, and will not transfer such materials to any Third Party without the prior written consent of the other Party hereunder. Except as expressly provided in this Agreement, the transfer of any such proprietary materials by one Party to another shall not be deemed to be a grant of any rights in the proprietary material. All right, title and interest in and to all such proprietary materials (and any patent rights relating thereto) shall remain in the Party transferring such materials. Proprietary materials made or assembled by a Party during and in furtherance of the collaboration hereunder, and which are directly related to Licensed Product, shall be considered jointly-owned proprietary material. Each Party shall have the right to use such jointly-owned proprietary materials solely for the purposes of the collaboration hereunder or for internal research purposes and shall not transfer, license or sublicense any such proprietary materials to any Third Party without the prior written consent of the other Party.

         4.9 THIRD PARTY ACADEMIC RESEARCHERS/INSTITUTIONS.

                  (a) Each Party acknowledges that, as of the Effective Date, the other Party may have certain existing material transfer agreements and collaboration agreements for research of OSI-774 or Improvements in the Field with academic investigators or governmental research institutions ("Third Party Research Agreements"). Each Party acknowledges that the other Party is required to fulfill its respective obligations under such Third Party Research Agreements. Such obligations may include providing investigators with research quantities of OSI-774. Each Party agrees that, to the extent contemplated by the applicable Third Party Research Agreement, the other Party may continue its existing obligations under such Third Party Research Agreements for the current term of such Agreements. Subject to the obligations set forth in Section 13.1 below and the Third Party Research Agreements, and with the consent of the appropriate Third Party, if required and obtainable, each Party agrees to promptly provide the other Party with all data, reports and information related to the Field that such Party receives under such Third Party Research Agreements. After the Effective Date, the Parties shall agree upon and coordinate subsequent Third Party material transfer and collaboration agreements relating to OSI-774 and Improvements with academic or governmental research institutions, and amendments or extensions of the Third Party Research Agreements, through the Joint Project Team, in a manner to conserve the available quantities of the Parties' research materials and to avoid compromise of the Parties' abilities to fulfill their obligations under the Development Budget/Plan. Any such Third Party agreements shall be substantially in a form of a "Material Transfer Agreement" or "Collaboration Agreement" to be agreed upon by the Parties.

                  (b) In the event that any Third Party Research Agreement, or Material Transfer Agreement or Collaboration Agreement entered into after the Effective Date among the Parties and an academic or governmental Third Party, results in an invention or know-how made, jointly or solely, by a Third Party that relates to Licensed Products, the Parties shall determine whether a license (exclusive or non-exclusive) can and should be obtained under the rights of such Third Party to such invention or know-how. If the Parties determine that such license can and should be obtained, then the Parties will enter into a license agreement to jointly license such rights. Any royalties payable to such Third Party due to license terms provided in a Third Party Research Agreement entered into prior to the Effective Date shall be chargeable to the collaboration, in accordance with Exhibit B, up to ** of net sales by the Parties of Licensed Products. Any milestone payments, and any royalties greater than ** of net sales of Licensed Products, payable to such Third Party under such license terms shall be borne solely by the Party which originally entered into such Third Party Research Agreement prior to the Effective Date, unless otherwise agreed by the Parties. Milestone payments and royalties payable to a Third Party, due to a license granted pursuant to a Material Transfer Agreement or Collaboration Agreement entered into by the Parties and a Third Party academic or governmental institution after the Effective Date, shall be chargeable in full to the collaboration as in accordance with Exhibit B.

         4.10 RESEARCH COLLABORATION. The Parties currently intend to discuss a collaboration with respect to joint research efforts in cancer therapeutics. Such research collaboration if agreed to, will be governed by a written amendment hereto or a separate research collaboration and shall be subject to any agreement OSI or Genentech each has previously entered into with Third Parties.

         4.11 CONTRACTS WITH THIRD PARTIES. In addition to agreements made with academic researchers and governmental research institutions as provided in
Section 4.9 above, during the Term the Parties may jointly or individually enter into written contracts with other Third Parties for activities to be performed in furtherance of the activities of the Parties hereunder, including, without limitation, Third Party consultants and clinical investigators. In addition to the confidentiality obligations required under Section 10.2 below, OSI and Genentech each shall use commercially reasonable efforts to require, as an obligation under such contracts, that: (a) such Third Party consultants assign to OSI and Genentech as joint owners all inventions made by such consultants during the course of their consulting services, and (b) such Third Party clinical investigators assign to OSI and Genentech as joint owners, or grant an option to OSI and Genentech to co-exclusively license, all inventions made by such clinical investigators during the course of conducting clinical trials hereunder.

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                                       17

                                    ARTICLE 5

                       COMMERCIALIZATION IN THE TERRITORY

         5.1 COMMERCIALIZATION. The Parties acknowledge that Genentech is the Party that has established the infrastructure and expertise for the marketing and sales of therapeutic drugs, and that except as set forth hereinbelow, in order to maximize Operating Profits Genentech shall have the responsibility for the design and implementation of all product launch activities and the promotion, marketing and sales of Licensed Product in the Territory. OSI shall be kept apprised of the commercialization activity by and through the Joint Project Team and OSI shall be permitted to have observer status of the commercialization activities of the meetings at which it is intended that decisions will be made to effect overall strategy. Within thirty (30) days after NDA submission, Genentech shall submit to the Joint Project Team a detailed annual plan and budget (the "Commercialization Plan") for the commercialization of the Licensed Product in the Territory, for JSC approval of the budget. Thereafter, Genentech shall update the Commercialization Plan on a yearly basis on or before such anniversary date of the NDA submission and present the budget for such updated Commercialization Plan to the JSC for approval.

         5.2 MARKETING AND SALES BY OSI. OSI shall have the right to co-promote a Licensed Product in the Territory provided that: **

         5.3 COMMERCIALIZATION EFFORTS. Each Party, to the extent that such Party is participating in the marketing of Licensed Products, shall use Commercially Reasonable and Diligent Efforts in marketing Licensed Product in the Territory in accordance with the Commercialization Plan developed by Genentech. Genentech shall have the responsibility for design of Licensed Product promotional materials, and shall file such promotional materials with the FDA as required under applicable law. Genentech will be designated by OSI as the Party responsible for filing such materials to OSI's NDA. Genentech shall have the final decision making authority with respect to commercialization matters. Genentech will also be solely responsible for the following with respect to Licensed Product: booking sales, handling all returns, handling all aspects of order processing, invoicing and collection, receivables, providing customer medical information, collection of data of sales to hospitals and other end users, distribution, inventory, and warehousing. Notwithstanding the foregoing, OSI shall have the right to co-promote Licensed Products to the extent provided in Section 5.2 of this Agreement.

         5.4 COMMERCIALIZATION COSTS. Except as otherwise provided herein, all costs related to the commercialization of Licensed Product in the Territory shall be shared by the Parties as provided in Exhibit B.





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                                       18

         5.5 TRADEMARKS. It is the intent of the Parties that a single product trademark shall be developed for use on and in connection with Licensed Products both in the Territory and worldwide ("Product Trademark"). The Parties have agreed to use the trademark ** as such Product Trademark for Licensed Product containing OSI-774. Any final decision or change regarding the choice of Product Trademark will be made by the JSC. If the JSC determines that it is not possible to register or otherwise use the Product Trademark in the Territory, then the Parties shall agree on an appropriate Product Trademark for use in the Territory. In addition, registration use problems with respect to the Product Trademark in the Global Development Countries (as defined in the Tripartite Agreement) will be discussed by the Joint Project Team and the Roche project team. Any decisions or disagreements concerning the desire for a global trademark will be approved or resolved by the Parties and Roche. Subject to
Section 9.3 below, the Joint Project Team will determine the use of the Product Trademark for a Licensed Product before Regulatory Approval of such Licensed Product in the Territory. OSI shall own the Product Trademark for Licensed Products containing OSI-774, and shall be responsible for procurement and maintenance of a trademark registration for such Product Trademark in connection with Licensed Products in the Territory. The costs for such procurement and maintenance of trademark registration in the Territory shall be shared by the Parties as provided in Exhibit B.

                                    ARTICLE 6

                 CLOSING, GENENTECH PAYMENTS AND PROFIT SHARING

         6.1 COVENANTS PENDING CLOSING.

                  (a) REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement.

                  (b) FILINGS. The Parties shall cooperate with one another in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Closing, including, without limitation, filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

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                                       19

         6.2 CONDITIONS TO CLOSING.

                  (a) The obligation of OSI to close shall be subject to the satisfaction on or before the Closing of the following conditions, any or all of which may be waived in whole or in part by OSI:

                         (i) the approval of the transaction by the FTC under
the HSR Act or the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act, unless a joint determination is made by OSI and Roche (by certification from OSI and Roche to each other and to Genentech) that such approval is not required;

                         (ii) the representations and warranties made by
Genentech in Article 12 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and Genentech shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to Closing;

                         (iii) payments of $25 million, in the aggregate, to OSI
under this Agreement and the OSI-Roche Agreement by Genentech and Roche, respectively;

                         (iv) payments of $70 million, in the aggregate, to OSI
under the Stock Purchase Agreement and the Stock Purchase Agreement between OSI and Roche by Genentech and Roche, respectively;

                         (v) the execution and delivery of the Tripartite
Agreement and the OSI-Roche Agreement; and

                         (vi) closing shall have occurred (or shall occur
simultaneously with the Closing hereunder) under the OSI-Roche Agreement.

                  (b) The obligation of Genentech to close shall be subject to the satisfaction on or before the Closing of the following conditions any or all of which may be waived in whole or in part by Genentech:

                         (i) the approval of the transaction by the FTC under
the HSR Act or the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act, unless a joint determination is made by OSI and Roche (by certification from OSI and Roche to each other and to Genentech) that such approval is not required;

                         (ii) the representations and warranties made by OSI in
Article 12 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and OSI shall have performed all obligations and conditions herein required to be performed or observed by them on or prior to Closing;

                         (iii) delivery to Genentech by OSI of the OSI common
stock under the Stock Purchase Agreement; and

                         (iv) the execution and delivery of the Tripartite
Agreement.


         6.3 GENENTECH PAYMENTS. Simultaneous with the Closing, and in satisfaction of its portion of the Closing Conditions under Sections 6.2(a)(iii) and (iv), Genentech shall make the following non-refundable (except as otherwise set forth in this Agreement) and non-creditable payments to OSI:

                  (a) ** and

                  (b) Thirty-five million dollars ($35,000,000) to purchase shares of OSI common stock as set forth in the Stock Purchase Agreement.

         6.4 SHARE OF OPERATING PROFITS OR LOSSES OSI and Genentech shall share in Operating Profits or Losses from sales of Licensed Products in the Territory as provided in Exhibit B. The Parties shall share Operating Profits or Losses hereunder until the date the Parties mutually agree to terminate this collaboration, or the Agreement expires or is otherwise terminated as provided in Article 14 below.

         6.5 GENENTECH MILESTONE PAYMENTS. Subject to the other terms and conditions of this Agreement, and as consideration for the license rights granted to Genentech by OSI under this Agreement, Genentech shall pay to OSI the following non-refundable and non-creditable amounts only once, upon the first occurrence of such event with respect to the first Licensed Product covered by an OSI Patent to reach such event:

EVENT                                                   PAYMENT
-----                                                   -------
  **                                                      **


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                                       21

                                    ARTICLE 7

                             MANUFACTURE AND SUPPLY

         7.1 MANUFACTURE OF LICENSED PRODUCTS

                  (a) CLINICAL SUPPLIES. OSI shall provide or cause to be provided all pre-clinical and Clinical Supplies of Licensed Product for the completion of pre-clinical work and human clinical trials for the indications for Licensed Products in the Territory. OSI will enter into one or more manufacturing and supply agreement(s) with a Third Party contract manufacturer(s) (one of which may be Roche) covering manufacture, supply and quality control of pre-clinical and Clinical Supplies as soon as practicable after execution of this Agreement by the Parties. Such Third Party contract manufacturer(s), and the manufacturing and supply agreement, shall be approved by the Joint Project Team prior to execution of such agreement. If the members of the Joint Project Team have a disagreement regarding the Third Party contract manufacturer(s) or the manufacturing and supply agreement, such dispute shall be referred to the JSC for resolution with ultimate decision making authority resting with OSI. The cost of such manufacture of Clinical Supplies will be shared by the Parties as provided in Exhibit B. The detailed terms of the supply of pre-clinical and Clinical Supplies by OSI will be governed by a manufacturing and supply agreement negotiated in good faith and entered into between the Parties (the "Manufacturing and Supply Agreement") as soon as practicable after the execution of this Agreement. In the event OSI is unable to supply adequate materials for Clinical Supplies, Genentech shall have the right, subject and pursuant to the Manufacturing and Supply Agreement, to supply or cause to be supplied such materials as more fully detailed in such Manufacturing and Supply Agreement.

                  (b) COMMERCIAL SUPPLIES. OSI shall be responsible for establishing a commercial manufacturing process and for supplying or causing to be supplied Commercial Supplies of Licensed Product, at the scale and in the amounts required to meet demand for Licensed Product in the Territory. OSI will enter into a supply agreement with a Third Party contract manufacturer(s) covering the manufacture, supply and quality control of Commercial Supplies as soon as practicable after the completion of the first Phase III Enabling Clinical Trial. Such agreement shall be approved by Genentech prior to execution which approval shall not be unreasonably withheld. If the members of the Joint Project Team have a disagreement regarding choice of the Third Party contract manufacturer(s), such dispute shall be referred to the JSC for resolution. In the event OSI is unable to supply adequate materials for Commercial Supplies, Genentech shall have the right, subject and pursuant to the Manufacturing and Supply Agreement, to supply or cause to be supplied Commercial Supplies as more fully detailed in such Manufacturing and Supply Agreement. The cost of such manufacture of Commercial Supplies will be shared by the Parties as provided in Exhibit B.

                                    ARTICLE 8

                                    LICENSES

         8.1 LICENSE TO GENENTECH. Subject to the other terms of this Agreement and upon the Closing Date, OSI hereby grants to Genentech a ** nontransferable (except pursuant to Section 17.1), non-sublicensable (except pursuant to Section 8.4), co-exclusive license under the OSI Patents and OSI Know-how to use, sell, offer for sale and import Licensed Products in the Field in the Territory. Such license shall be co-exclusive with OSI in the Territory.

         8.2 LICENSE TO OSI. Subject to the other terms of this Agreement and upon the Closing Date, Genentech hereby grants to OSI a ** nontransferable (except pursuant to Section 17.1), non-sublicensable (except pursuant to Section 8.4), co-exclusive license under the Genentech Know-how and Genentech Patents to use, make, have made, sell, offer for sale and import Licensed Products in the Field in the Territory. Such license shall be co-exclusive with Genentech in the Territory.

         8.3 LICENSE TO OSI AND ROCHE. Subject to the terms of this Agreement and upon the Closing Date, Genentech hereby grants to OSI and Roche a ** non-transferable (except pursuant to Section 17.1), non-sublicensable (except pursuant to Section 8.4), co-exclusive license (co-exclusive between OSI and Roche) outside the Territory under the Genentech Patents and Genentech Know-how to make, have made, use, sell, offer for sale and import Licensed Products (in the case of Roche, sole and exclusive for Licensed Product as that term is defined in the OSI-Roche Agreement, and in the case of OSI, sole and exclusive for Licensed Product as that term is defined in this Agreement, but excluding Licensed Product as that term is defined in the OSI-Roche Agreement) in accordance with the OSI-Roche Agreement and this Agreement. Roche shall be a third party beneficiary with respect to the rights granted to it in the previous sentence.

         8.4 SUBLICENSES. Except as expressly provided in Section 17.1, for ** after the Closing Date, neither Party may sublicense any of its rights hereunder to any Third Party without the prior written consent of the other Party which shall be at the other Party's sole discretion. Beginning ** after the Closing Date, such prior written consent of the other Party shall not be unreasonably withheld. If any Party grants a sublicense permitted by this Agreement, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to such Party for all purposes. The sublicensing Party assumes full responsibility for the performance of all obligations so imposed on such sublicensee, including, without limitation, all payments due under this Agreement by reason of the operation of any such sublicense.

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                                       23

                                    ARTICLE 9

                                   TRADEMARKS

         9.1 PRODUCT TRADEMARKS. All Licensed Products shall be sold in the Territory under Product Trademarks, as described in Section 5.5 above.

         9.2 GRANT OF LICENSE. OSI hereby grants to Genentech, subject to compliance with the other terms and conditions of this Agreement, a co-exclusive, non-transferable (except pursuant to Section 17.1) non-sublicensable (except pursuant to Section 8.4) license and right to use the Product Trademarks solely within the Territory and solely in connection with Licensed Product containing OSI-774. Such license shall be co-exclusive with OSI in the Territory.

         9.3 QUALITY CONTROL. Genentech shall comply with all requirements that the Licensed Products conform with the appropriate standards of quality as required under this Agreement. From time to time, and upon reasonable request, with prior written notice, of OSI, Genentech shall provide to OSI copies of its marketing materials related to Licensed Products containing OSI-774 for quality review by OSI. If at any time, such Licensed Products shall, in the reasonable opinion of OSI, fail to conform with the appropriate standards of quality as required under this Agreement from the time at which Genentech takes possession of the Licensed Product, OSI or its authorized representatives shall notify Genentech. Upon such notification, Genentech shall promptly cease to use the Product Trademark until the standards of quality have been met to the reasonable satisfaction of OSI.

         9.4 ACKNOWLEDGMENT OF OWNERSHIP RIGHTS. Genentech acknowledges and agrees that OSI is the exclusive owner of all right, title, and interest in and to the Product Trademarks and that all use of the Product Trademarks by Genentech will inure to the exclusive benefit of OSI. Genentech undertakes to make use of the Product Trademarks and in such a way that the rights of OSI in said marks will not be jeopardized or compromised in any way. Genentech shall not use the Product Trademarks as all or part of any corporate name, trade name, trademark, service mark, certification mark, collective membership mark, domain name, or any other designation confusingly similar to the Product Trademarks in any way that damages the Product Trademarks. If any application for registration is or has been filed on the behalf of Genentech in any country and relates to any mark which, in the reasonable opinion of OSI, is confusingly similar, deceptive, or misleading with respect to, or dilutes or in any other way damages the Product Trademarks, Genentech shall, at OSI's request, abandon all use of such mark and any registration or application for registration and shall reimburse OSI for all costs and expenses, including attorneys' fees, associated with any successful opposition or related proceeding instigated by OSI or its authorized representative in response to such filings.

         9.5 USE OF TRADEMARK DESIGNATIONS. Genentech agrees to use its reasonable best efforts to use the (TM) designation in conjunction with Genentech's use of the Product Trademarks within the Territory until such time as U.S. registrations issue. Once the U.S. registrations issue, Genentech may use the (R) designation with Genentech's uses of the Product Trademarks.

         9.6 INFRINGEMENT OF PRODUCT TRADEMARKS. Each Party shall notify the Joint Project Team promptly upon learning of any actual, alleged or threatened infringement of a Product Trademark applicable to a Licensed Product in the Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory. Upon learning of such offenses from a Party regarding a Product Trademark, the Joint Project Team shall confer with the Parties regarding the defense of the Product Trademark. The ultimate decision whether and how to defend such Product Trademark will rest with OSI, and OSI shall have the first right to respond to and defend any such infringement or offense. In the event that OSI elects, within ninety (90) days, not to respond to or defend any such infringement or offense or abandons such defense, then, in such event, Genentech shall have the option to respond to and to defend against such infringement or offense. The Party defending the Product Trademark shall take all reasonable and appropriate steps to protect, defend and maintain the Product Trademark for use by the Parties in the Territory in connection with the Licensed Product. The Parties shall cooperate in good faith with respect to all Product Trademark enforcement actions hereunder, and each Party shall notify the other Party promptly of all substantive developments with respect to such Product Trademark enforcement actions, including, but not limited to, all material filings, court papers and other related documents. Each Party shall consider the timely given, reasonable comments and advice of the other Party with respect to the strategy employed and submissions made relative to any Product Trademark enforcement actions. In addition, the Party bringing suit to enforce any trademark shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party. If there is no agreement between the Parties regarding such settlement, then the dispute will be resolved pursuant to Article 16 below.

         9.7 COSTS OF DEFENSE OF TRADEMARKS. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a Product Trademark in the Territory, and any recovery, shall be included in collaboration expenses in accordance with Exhibit B.

                                   ARTICLE 10

                                 CONFIDENTIALITY

         10.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement, or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as permitted under this Agreement any Know-how and other proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

                  (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party as demonstrated by competent written records;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                  (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

         The Parties may disclose Confidential Information to Roche in furtherance of and under confidentiality provisions of the Tripartite Agreement.

         10.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is required to comply with applicable governmental regulations or conduct pre-clinical or clinical trials or to the extent ordered by a court of competent jurisdiction (subject to entry of an appropriate protective order), provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions substantially as protective as those of this Article 10, Confidential Information to its consultants, clinical investigators, and contract manufacturer, but only for any purposes provided for in this Agreement.

         10.3 SURVIVAL. This Article 10 shall survive the termination or expiration of this Agreement for a period of ** .

         10.4 TERMINATION OF PRIOR AGREEMENT. As of the Effective Date, this Agreement supersedes the Confidentiality Agreement between the Parties dated August 4, 2000 but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in such Confidentiality Agreement) exchanged between the Parties under such Confidentiality Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 10.

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** This portion has been redacted pursuant to a confidential treatment request.

         10.5 PUBLICATIONS. Prior to the launch of any Licensed Product in the Territory, the Joint Project Team will determine the overall strategy for publication in support of such Licensed Products in the Territory. All proposed publications and presentations shall be in accordance with such strategy. Except as required by law, and except as set forth in the Tripartite Agreement, each Party agrees that it shall not publish or present the results of studies or clinical trials carried out by such Party as part of the collaboration without the opportunity for prior review by the other Party. Each Party shall provide to the other Party the opportunity to review any of the submitting Party's proposed abstracts, manuscripts or presentations (including information to be presented verbally), or those submitted by a Third Party under a Third Party Research Agreement, Material Transfer Agreement or Collaboration Agreement, which relate to the Field at least thirty (30) days prior to their intended submission for publication, and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to forty-five (45) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable. Once such abstracts, manuscripts or presentations have been reviewed by each Party and have been approved for publication, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstract and poster presentations within ten (10) days of receipt by the other Party may be arranged by sending a prior written notice to such other Party, requesting such expedited review, unless another arrangement is mutually agreed upon by the Parties. Each Party also shall have the right to require that its Confidential Information that may be disclosed in any such proposed publication be deleted prior to such publication. In the event that either Party submits any manuscript or other publication relating to any Licensed Product, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

                                   ARTICLE 11

              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

         11.1 OWNERSHIP OF INTELLECTUAL PROPERTY.

         (a) COLLABORATION INVENTIONS. Each Party will promptly disclose to the other all Collaboration Inventions made by it during the Term of this Agreement. Subject to Section 11.1(b), as between the Parties, OSI shall own all OSI Collaboration Inventions and Genentech shall own all Genentech Collaboration Inventions. As between the Parties, all Joint Collaboration Inventions shall be owned jointly by OSI and Genentech. OSI and Genentech each shall require all of its employees to assign all Collaboration Inventions made by them during the Term of this Agreement to OSI or Genentech, respectively, as the case may be.

         (b) PATENTED COLLABORATION INVENTIONS. Notwithstanding the foregoing, and subject to the provisions of Section 14.8, any Collaboration Invention that is the subject of a patent application or patent and that is made solely by employee(s) of OSI or solely by employee(s) of Genentech, shall be jointly owned by OSI and Genentech during the Term of this Agreement; provided, however, that the Party whose employee(s) were not named inventors shall not assign, license, sublicense, transfer, or otherwise dispose of or encumber any portion of its interest in any such jointly-owned patent application or patent without the prior written consent of the other Party which shall be at such other Party's sole discretion. OSI and Genentech each shall require all of its employees, to assign all Collaboration Inventions made by them during the Term of this Agreement that are the subject of patent applications to OSI and Genentech as joint owners.

         (c) OTHER INVENTIONS. During the Term of this Agreement, inventions may be made by employees of either Party, solely or jointly, which are not Collaboration Inventions. As between the Parties, OSI shall own all such inventions made by its employees solely or jointly with Third Parties, and Genentech shall own all such inventions made by its employees solely or jointly with Third Parties. As between the Parties, all such inventions made jointly by employees of OSI and Genentech will be jointly owned by OSI and Genentech. Each Party, at its sole discretion and responsibility, may file, prosecute and maintain patent applications and patents covering such solely owned inventions. For such inventions which are made jointly by employees of OSI and Genentech, the Parties shall jointly decide on a patent application filing and prosecution strategy.

         (d) RESTRICTIONS ON JOINTLY-OWNED KNOW-HOW AND COLLABORATION INVENTIONS. During the Term of this Agreement, no Party shall license, sublicense, assign, dispose of, encumber or otherwise impair any portion of its interest in any Joint Collaboration Invention, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

         (e) INVENTORSHIP. The determination of inventorship for Collaboration Inventions shall be made in accordance with applicable laws relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code). All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship and that inventions and patent rights are assigned to the appropriate Party. The Parties' patent counsel shall determine inventorship, and failing that, refer the same to mutually acceptable outside counsel.

         11.2 DISCLOSURE OF PATENT APPLICATIONS. In addition to the disclosures required under Article 13 below, each Party shall provide to the other Party a copy of any patent applications filed by the Party for Collaboration Inventions.

         11.3 THIRD PARTY PATENTS. Each Party agrees to bring to the attention of the other Party in a timely manner any Third Party patent or patent application (a) that has been brought to its attention by such Third Party and the Party believes would have a material effect on the operations to be conducted by or on behalf of the Parties under this Agreement, or (b) for which it has obtained a written legal opinion from patent counsel. In addition, as of the Effective Date, to its knowledge (without investigation), neither Party has received notice from any Third Party that OSI-774 infringes on any patent or patent application owned by such Third Party that would have a material effect on the operations to be conducted by or on behalf of the Parties under the collaboration. For purposes of this Section 11.3, the knowledge of OSI shall mean the knowledge of the Chief Executive Officer, Vice President Business Development and Director of Intellectual Property of OSI. For purposes of this
Section 11.3, the knowledge of Genentech

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
shall mean the knowledge of the Chief Executive Officer and Vice President of Intellectual Property of Genentech.

         11.4 PATENT FILINGS.

                  (a) The Parties acknowledge that the Divestiture Agreement governs the responsibility for filing, prosecuting and maintaining the Base Patents, and responsibility for all material actions relating to the prosecution or maintenance of the Base Patents in the Territory, including patent interferences, reexaminations, reissuances, oppositions and revocation proceedings. OSI shall not amend this Divestiture Agreement as it relates to the prosecution, maintenance or enforcement of the Base Patents without the prior written consent of Genentech, which consent shall not be unreasonably withheld. To the extent permitted by the Divestiture Agreement, OSI shall (i) keep Genentech apprised of the status of each such patent and patent application in the United States, (ii) share with Genentech all material information (including correspondence with the United States Patent and Trademark Office) relating thereto promptly after receipt of such information, and (iii) at Genentech's timely request and expense, intervene in such matters as may be reasonably requested by Genentech.

                  (b) At its discretion, OSI shall file, prosecute, and maintain Licensed Product Patents for OSI Collaboration Inventions, and Genentech shall file, prosecute and maintain Licensed Product Patents for Genentech Collaboration Inventions, in such countries worldwide as each may determine. Outside patent counsel acceptable to OSI and Genentech shall file, prosecute and maintain Licensed Product Patents for any Joint Collaboration Inventions (in such countries worldwide as the Parties may determine). If either Party as described above elects not to file, prosecute or maintain any such patent worldwide, it shall promptly inform the other Party no later than ten (10) months after the priority filing. If any Party at any time elects not to further prosecute or maintain any such patent in any country in the Territory, it shall so inform the other Party immediately. The other Party may then file, prosecute and maintain any such patents in the Territory or in countries worldwide as it may determine at its own expense. The Party which is responsible for filing a patent application for such a Collaboration Invention will be termed the "filing Party." The filing Party shall keep the other Party apprised of the status of each such patent application and patent and shall seek the advice of the other Party with respect to patent strategy and draft patent applications and shall give reasonable consideration to any suggestions or recommendations promptly provided by the other Party concerning the preparation, filing, prosecution and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all such patent applications and patents and shall share all material information relating thereto promptly after receipt of such information. If, during the Term of this Agreement, the filing Party intends to allow any patent or patent application for a Collaboration Invention to lapse or become abandoned without having first filed a substitute, (e.g., a continuation, continuation-in-part, or divisional application), the filing Party shall make reasonable efforts to notify the other Party of such intention at least sixty
(60) days prior to the date upon which such patent application or patent shall lapse or become abandoned, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof at its own expense.

         11.5 PATENT INTERFERENCES. In the event that an interference is declared by the U.S. Patent and Trademark Office between a claim in one or more patents or patent applications owned or exclusively licensed by OSI for Collaboration Inventions, and a claim in one or more patents or patent applications owned solely by Genentech for Collaboration Inventions, or any of the above and one or more patents or patent applications owned jointly by the Parties pursuant to the collaboration, and such declared interference does not involve any patents or patent applications for Collaboration Inventions owned by a Third Party and not exclusively licensed to OSI, then the Parties shall in good faith establish within thirty (30) days of the declaration of such interference or such other time as agreed upon a mutually agreeable process to resolve such interference in a reasonable manner in conformance with all applicable legal standards.

         11.6 INITIAL FILINGS IF MADE OUTSIDE OF THE U.S. The Parties agree to use reasonable efforts to ensure that any patent filed outside of the U.S. prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

         11.7 PATENT COSTS. Patent costs arising in the Territory shall be chargeable to the collaboration in accordance with Exhibit B.

         11.8 ENFORCEMENT RIGHTS.

                  (a) NOTIFICATION OF INFRINGEMENT. If either Party learns of any infringement or threatened infringement by a Third Party of a Licensed Product Patent, such Party shall promptly notify the other Party in writing and shall provide such other Party with available evidence of such infringement.

                  (b)      ENFORCEMENT.

                         (i) GENENTECH PATENTS. Genentech shall have the right,
but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of any Genentech Patent that is not a Joint Patent, by counsel of its own choice, and OSI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Genentech chooses not to bring an action or proceeding with respect to such patent within sixty (60) days (thirty (30) days in the case of an action brought under the Hatch-Waxman Act (or any foreign equivalent)) of being notified of such infringement, then OSI shall have the right (but not the obligation) to bring such action. The Party not prosecuting the action may elect to contribute ** of the costs and expenses of such action or proceeding by providing written notice to the controlling Party within forty-five (45) days of the date such action or proceeding is first brought. Otherwise, the controlling Party shall bring such action or proceeding at its own cost and expense. The party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give

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                                       30
reasonable assistance and authority to file and prosecute the action or proceeding. Any damages or other monetary awards recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the costs and expenses of the controlling Party, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party has paid the cost and expense of such action or proceeding, any amounts remaining shall be paid to such Party. Alternatively, if both Parties have paid the costs and expense of such action or proceeding, any amounts remaining shall be shared equally by the Parties

                         (ii) OSI PATENTS FOR COLLABORATION INVENTIONS. OSI
shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of any Licensed Product Patent for OSI Collaboration Inventions, by counsel of its own choice, and Genentech shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If OSI chooses not to bring an action or proceeding with respect to such OSI Patents for OSI Collaboration Inventions within sixty (60) days (thirty (30) days in the case of an action brought under the Hatch-Waxman Act (or any foreign equivalent)) of being notified of such infringement, then Genentech shall have the right (but not the obligation) to bring such action. The Party not prosecuting the action may elect to contribute ** of the costs and expenses of such action or proceeding by providing written notice to the controlling Party within forty-five (45) days of the date such action or proceeding is first brought. Otherwise, the controlling Party shall bring such action or proceeding at its own cost and expense. The party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding. Any damages or other monetary awards recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the costs and expenses of the controlling Party, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party has paid the costs and expense of such action or proceeding, any amounts remaining shall be paid to such Party. Alternatively, if both Parties have paid the costs and expense of such action, any amounts remaining shall be shared equally by the Parties.

                         (iii) JOINT PATENTS. In the event of an infringement of
a Joint Patent, the JSC shall decide the best way for the Parties to proceed. The costs of patent enforcement, and recovery from any settlement or judgment from an action to enforce any such jointly-owned Licensed Product Patents, shall be allocated to the collaboration in accordance with Exhibit B. If the JSC chooses not to bring an action or proceeding with respect to jointly owned Collaboration Inventions within sixty (60) days (thirty (30) days in the case of an action brought under the Hatch-Waxman Act (or any foreign equivalent)) of being notified of such infringement, then either Party may bring an action or proceeding with respect to such jointly owned patents for Collaboration Inventions at its own expense. If either Party brings any action or proceeding

-------------------
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                                       31
alone, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. This Section 11.8(b)(iii) shall not apply to OSI-Genentech-Roche Joint Patents which shall be governed by Section 9.3 of the Tripartite Agreement.

(iv) BASE PATENTS. The Parties acknowledge that the Divestiture Agreement governs responsibility for enforcing the Base Patents. To the extent permitted by the Divestiture Agreement, and only to the extent permitted by the Divestiture Agreement, the Parties agree that as between OSI and Genentech, the provision of this Section 11.8(b)(iv) shall apply. OSI shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of any of the Base Patents by counsel of its own choice. If OSI chooses not to bring an action or proceeding in the Territory with respect to such a Base Patent within sixty (60) days of being notified of such infringement (thirty (30) days in the case of an action brought under the Hatch-Waxman Act (or any foreign equivalent)), then, to the extent permitted by the Divestiture Agreement, Genentech shall have the right (but not the obligation) to bring such action in the Territory. If Genentech is not permitted to bring such action under the Divestiture Agreement and requests OSI to bring such actions on Genentech's behalf, then OSI shall bring such action to the extent permitted by the Divestiture Agreement at Genentech's sole cost and expense. The Party not prosecuting the action may elect to contribute ** of the costs and expenses of such action or proceeding by providing written notice to the controlling Party within forty-five (45) days of the date such action or proceeding is first brought. Otherwise, the controlling Party shall bring such action or proceeding at its own cost and expense. The party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding. Any damages or other monetary awards recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the costs and expenses of the controlling Party, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party has paid the costs and expense of such action or proceeding, any amounts remaining shall be paid to such Party. Alternatively, if both Parties have paid the costs and expense of such action or proceeding, any amounts remaining shall be equally shared by the Parties.

                  (c) HATCH-WAXMAN ACT LITIGATION. Notwithstanding anything herein to the contrary, should a Party receive a certification for a Licensed Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (the "Hatch-Waxman Act"), or its equivalent in a country other than the United States of America, then such Party shall immediately provide the other Party with a copy of such certification. The Party with the right to bring suit under the Hatch-Waxman Act on account of such certification shall have thirty (30) days from the date on which it receives or provides a copy of such

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                                       32
certification to provide written notice to the other Party ("H-W Suit Notice") stating whether it will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without the Party bringing such suit or providing such H-W Suit Notice, then the other Party shall be free immediately to bring suit in its name.

                  (d) SETTLEMENT WITH A THIRD PARTY. The Party that brings suit to enforce a given Licensed Product Patent shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party. If there is no agreement between the Parties regarding such settlement, then the dispute will be resolved pursuant to Article 16 below. If the dispute is not resolved pursuant to Article 16, then the case may not be settled.

         11.9 INFRINGEMENT DEFENSE. If a Third Party asserts that a patent or other right owned by it is infringed by any Licensed Product in the Territory, the JSC shall establish a plan for a common defense and select the Party responsible for managing such plan. The costs of any such action incurred by one or both of the Parties at the direction of the JSC (including the costs of any judgment, award, decree or settlement) will be chargeable to the collaboration as Other Operating Income/Expense.

         11.10 THIRD PARTY PATENTS. The Parties shall cooperate to obtain such license(s) under any Third Party patent(s) that the Parties jointly determine are necessary or desirable to manufacture, use, sell, offer for sale or import Licensed Products in the Territory. Any such license shall only be entered into if both OSI and Genentech give their prior written consent. The cost of any such license(s), including without limitation, fees, royalties and milestone payments, will be chargeable to the collaboration in accordance with Exhibit B. The cost of any Third Party patent rights that are included in the definition of "Genentech Patents" or "OSI Patents" (e.g. on account of royalty payments and/or milestones payable to Third Parties) will be chargeable to the collaboration in accordance with Exhibit B.

                                   ARTICLE 12

                         REPRESENTATIONS AND WARRANTIES

         12.0 REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants as follows:

                  (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.


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
         (b) Such Party has not, and during the Term of the Agreement will not, grant any rights related to Licensed Products to any Third Party which would conflict with the rights granted to the other Party hereunder or under the OSI-Roche Agreement, Tripartite Agreement, or Divestiture Agreement, whether by execution of or amendment to any agreement or otherwise.

         (c) That such Party has the right to grant the licenses granted herein.

                                   ARTICLE 13
                             INFORMATION AND REPORTS

         13.1 INFORMATION. Genentech and OSI will disclose and make available to each other in a timely manner all preclinical, clinical, regulatory, commercial and other information concerning Licensed Products known by Genentech or OSI at any time during the Term of this Agreement. Each Party will use Commercially Reasonable and Diligent Efforts to disclose to the other Party all significant information directly related to Licensed Products promptly after it is learned or its significance is appreciated. The maintenance of a database of serious adverse drug experience information for all Licensed Products, both before and after Regulatory Approval, will be determined in accordance with the Tripartite Agreement with respect to OSI-774. OSI shall own and maintain a database of serious adverse drug experience information for all Licensed Products, both before and after Regulatory Approval, with respect to any other compound or molecule Controlled by OSI as set forth in Section 1.27. As soon as reasonably possible after the execution of this Agreement, the Parties will enter into one or more separate safety and adverse event reporting agreements which will govern the reporting and other procedures related to adverse drug experiences under this collaboration between OSI and Genentech, and under the activities in the Tripartite Agreement between the Parties and Roche.

         13.2 PRODUCT COMPLAINTS. Genentech will take all medical and non-medical Licensed Product related customer complaints and will maintain a record of such complaints, and will notify OSI of any complaint in sufficient time to allow OSI to comply with any regulatory requirements it may have with respect to such complaints and to address any manufacturing issues with respect to such complaints. OSI shall address any manufacturing issues with respect to such complaints as provided in the Manufacturing and Supply Agreement.

         13.3 ADVERSE DRUG EVENTS. The Parties recognize that the Party that is the holder of an IND and a Drug Approval Application will be required to submit or cause the submission of information and file or cause the filing of reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. The specific obligations of each Party with respect to adverse drug experiences will be governed by the safety and adverse event reporting agreement(s) described in Section 13.1 above.

         13.4 RECORDS OF NET SALES AND COSTS. Each Party will maintain complete and accurate records which are relevant to costs, expenses, and payments (and Genentech will maintain such records with respect to sales) under this Agreement and such records shall be open during reasonable business hours for a period of ** from creation of individual records for examination at the other Party's expense and not more often than once each year by an independent certified public accountant selected by the other Party as described in Section B.5 of Exhibit B. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article 10. Results of any such audit shall be provided to both Parties, subject to Article 10.

         13.5 CONTRIBUTION OF INFORMATION. It is the intention of the Parties that each will bring to the collaboration such information in its possession that is useful to the development and commercialization of Licensed Products, subject to contractual obligations of the Parties entered into prior to the execution of this Agreement by the Parties.

         13.6 PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, except as may be set forth in the Tripartite Agreement, OSI and Genentech will jointly discuss and agree, based on the principles of this
Section 13.6, on any statement to the public regarding this Agreement or any aspect of this Agreement, and (subject to Section 10.5 above) the results of clinical studies conducted hereunder, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least five (5) days' notice to review and comment on such statement. In the event of a public disclosure required by law prior to the end of such five
(5) day period, the Party required to make such disclosure, if it legally may, shall give the other Party at least two (2) business days to review and comment on such disclosure. If a Party was not legally able to give notice under the previous sentence, it will furnish the other Party with a copy of its disclosure as soon as practicable after the making thereof. The Parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding Licensed Products. The principles to be observed by OSI and Genentech in such public disclosures will be: accuracy, the requirements for confidentiality under Article 10, compliance with FDA regulations and other FDA guidance documents, the advantage a competitor of OSI or Genentech may gain from any public statements under this Section 13.6, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to OSI and Genentech. The terms of this Agreement may also be disclosed to: (a) government agencies where required by law, including filings required to be made by law with the United States Securities and Exchange Commission ("SEC"), the New York Stock Exchange, or any national exchange, or (b) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so

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** This portion has been redacted pursuant to a confidential treatment request.

long as such disclosure in (b) above is made under a binder of confidentiality at least as restrictive as the confidentiality provisions in Section 10.1 above, so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement (including in any disclosure required by law or the SEC) or deleted upon the request of the other Party, and so long as the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure. In certain cases public disclosure may be made in conjunction with Roche, but only under the terms and conditions governing such disclosures in the Tripartite Agreement.

                                   ARTICLE 14
                              TERM AND TERMINATION

         14.1 TERM. This Agreement shall commence as of the Effective Date. The Parties have specifically provided elsewhere in this Agreement the term during which certain rights and obligations hereunder shall apply. Unless sooner terminated as provided in this Article 14, the remaining provisions of this Agreement relating to activities in the Territory shall continue in effect until the date on which the Parties are no longer entitled to receive a share of Operating Profits or Loss on any Licensed Product (the "Term").

         14.2     TERMINATION FOR BREACH.

                  (a) MATERIAL BREACH. If either Party materially breaches this Agreement at any time, which breach is not cured within ninety (90) days after written notice thereof from the non-breaching Party specifying the nature of such breach, the non-breaching Party shall have the right to terminate this Agreement immediately upon written notice to the breaching Party. Upon such termination, the Parties shall have no further rights or obligations under this Agreement except as set forth in this Section 14 or as otherwise specifically provided in this Agreement. The Parties acknowledge and agree that failure to exercise any right or option with respect to any Licensed Product or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

                  (b) FAILURE OF GENENTECH TO MAKE PAYMENT. Notwithstanding
Section 14.2(a), if Genentech materially breaches this Agreement by failure to make any of the payments required under Sections 6.3 or 6.5 within thirty (30) days after such payment becomes payable, and such failure is not remedied within thirty (30) days after Genentech's receipt of written notice from OSI of such breach, then OSI shall have the right to terminate this Agreement, provided however, that if the Parties disagree as to the achievement of any milestone event applicable to such payment, then Genentech will not be obligated to make such payment pending resolution of such disagreement, and the Parties will resolve such disagreement pursuant to the dispute resolution procedures in Sections 16.1, 16.2 and 16.3.

                  (c)      BREACHING PARTY OBLIGATIONS.   **

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** This portion has been redacted pursuant to a confidential treatment request.

         14.3 ADDITIONAL EFFECTS OF TERMINATION FOR MATERIAL BREACH.

                             **

         14.4 UNILATERAL TERMINATION BY LICENSEE.

                (a) Beginning two (2) years after the Effective Date, Genentech shall have the unilateral right to provide six (6) months written notice to OSI to terminate this Agreement, provided, however:

                    (i) Genentech shall use its reasonable best efforts to effect a smooth and orderly transition of any already on-going clinical studies, Regulatory Approval or pre-marketing efforts to OSI (including all data and reports in the possession of Genentech);

                    (ii) Genentech shall make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of development responsibilities, with the reasonable cost of such personnel and resources to be borne by Genentech after the effective date of termination;

                    (iii) Genentech, for no additional consideration, shall pay its share of the costs for the completion of any of the on-going clinical trials of Licensed Product, but only for such costs directly incurred for those patients already enrolled in the study at the time of giving the termination notice;

                    (iv) all rights and licenses granted herein to Genentech shall revert to OSI, ** and immediately terminate. Thereafter, OSI shall have the sole and exclusive right and license (exclusive even as to Genentech) to make, have made, use, sell, offer for sale and import Licensed Product in the Territory under Genentech Patent Rights and a non-exclusive right and license under Genentech Know-how to make, have made, use, sell, offer for sale and import Licensed Product in the Territory; and

                    (v) Genentech shall provide and assign to OSI, at Genentech's expense, all clinical data, INDs, NDAs, Regulatory Approvals and all other regulatory documentation specifically covering Licensed Product (but only to the extent they cover only Licensed Product and not other products or matters) that Genentech may have developed in its collaboration activities under this Agreement.

                (b) Genentech shall have the unilateral right to terminate this Agreement at any time upon thirty (30) days written notice to OSI if the JSC imposes a clinical hold for at least

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** This portion has been redacted pursuant to a confidential treatment request.

six (6) months or there has been an FDA clinical hold for at least six (6) months, provided, however:

                    (i) Genentech shall use its reasonable best efforts to effect a smooth and orderly transition of any already on-going clinical studies, Regulatory Approval or pre-marketing efforts to OSI (including all data and reports in the possession of Genentech);

                    (ii) Genentech shall make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of development responsibilities, with the reasonable cost of such personnel and resources to be borne by Genentech after the effective date of termination;

                    (iii) Genentech, for no additional consideration, shall pay its share of the costs for the completion of any of the on-going clinical trials of Licensed Product, but only for such costs directly incurred for those patients already enrolled in the study at the time of giving the termination notice;

                    (iv) all rights and licenses granted herein to Genentech shall revert to OSI, **, and immediately terminate. Thereafter, OSI shall have the sole and exclusive right and license (exclusive even as to Genentech) to make, have made, use, sell, offer for sale and import Licensed Product in the Territory under Genentech Patent Rights and a non-exclusive right and license under Genentech Know-how to make, have made, use, sell, offer for sale and import Licensed Product in the Territory; and

                    (v) Genentech shall provide and assign to OSI, at Genentech's expense, all clinical data, INDs, NDAs, Regulatory Approvals and all other regulatory documentation specifically covering Licensed Product (but only to the extent they cover only Licensed Product and not other products or matters) that Genentech may have developed in its collaboration activities under this Agreement.

         14.5     TERMINATION WITHOUT CAUSE.

         (a) Subject to Section 6.1, either Party may terminate this Agreement, upon ten (10) days' prior written notice to the other Party if the FTC does not approve the transaction under the HSR Act or if all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated by June 1, 2001, in which case this Agreement shall forthwith become void and there shall be no liability or obligation on the part of OSI or Genentech or their respective affiliates, officers, directors or shareholders except (i) with respect to Article 10 and
(ii) that no such termination shall relieve any Party from liability for a material breach hereof.

         (b) OSI may terminate this Agreement, upon ten (10) days' prior written notice to Genentech, if the conditions under Section 6.2(a)(iii)-(vi) are not satisfied (but with respect to 6.2(a)(v), only if OSI complied) and the conditions under Section 6.2(a)(i) and 6.2(b)(i) have been satisfied or waived. In such case, OSI shall be entitled to any remedy it may have in

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** This portion has been redacted pursuant to a confidential treatment request.

addition to those rights under this Agreement. Genentech may terminate this Agreement upon ten (10) days' prior written notice to OSI, if the conditions under Sections 6.2(b)(iii) or 6.2(b)(iv) are not satisfied (but only if Genentech has complied with respect to Section 6.2(a)(iv) or with Section 6.2(b)(iv), respectively) and the conditions under Section 6.2(a)(i) and 6.2(b)(i) have been satisfied or waived. In such case, Genentech shall be entitled to any remedy it may have in addition to those rights under this Agreement. If either OSI or Genentech terminates this Agreement in accordance with this Section 14.6(b) and Genentech has made payments under Section 6.2(a)(iii) and/or (iv), then Genentech shall be entitled to a prompt refund to such payments.

         14.6 EFFECT OF TERMINATION ON SUBLICENSES. Except with respect to sublicenses under Section 17.1, upon termination of this Agreement for any reason, all sublicenses granted in accordance with the terms of this Agreement shall be immediately terminated unless otherwise assented to in writing by the Party in Control of the intellectual property that is the subject of such sublicense.

         14.7 BANKRUPTCY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party in the event the other Party shall have become bankrupt, or shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for ninety (90) days undismissed, unbonded and/or undischarged. All rights and licenses granted under to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 (56) of the Bankruptcy Code. The Parties agree that the licensor under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

         14.8 EFFECT OF EXPIRATION/TERMINATION ON INTELLECTUAL PROPERTY. Within thirty (30) days after the expiration or any other termination of this Agreement by either Party for any reason (but effective immediately prior to such termination), the Parties shall assign all jointly owned U.S. and foreign patent applications and patents covered by Section 11.1(b) above to each Party in accordance with its relationship to the named inventors. For example, patent applications and patents naming only OSI employees ("OSI Inventors") as inventors shall be assigned to OSI. Similarly, patent applications and patents naming only Genentech employees ("Genentech Inventors") as inventors shall be assigned to Genentech. The assignments in this

Section 14.8 shall not limit the rights of any Party resulting from any termination hereunder (for example, in the event of breach under Section 14.2).

         14.9 SURVIVING RIGHTS. Except as modified in this Article 14, the obligations and rights of the Parties under Articles 10, 14, and 15 and Sections
4.3 (last sentence), 4.8, 8.3 (only with respect to Roche), 11.1(a) and (c), 11.2, 11.6, 13.4, 13.6 (but only regarding disclosures required by law), 16.2, 16.3, 17.4, 17.7, 17.8, 17.10(a), 17.11, 17.12, 17.17, Section B.1 of Exhibit B
(only with respect to Section 14.3 and as to any outstanding reconciliation of operating profits or losses accrued prior to the date of termination) and Section B.2 of Exhibit B (only with respect to Section 14.3 and as to any outstanding reconciliation of operating profits or losses accrued prior to the date of termination) of this Agreement will survive any termination or expiration of this Agreement.

         14.10 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement

                                   ARTICLE 15
                                 INDEMNIFICATION

         15.1 INDEMNIFICATION BY GENENTECH. Genentech hereby agrees to save, defend and hold OSI and its agents and employees harmless from and against any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") resulting from, directly or indirectly, (a) Genentech's breach of any term of this Agreement, (b) any violation of applicable law or regulation by Genentech, its Affiliates or sublicensees, (c) the manufacture, handling, use, storage, distribution or sale of Licensed Products by Genentech, its Affiliates, sublicensees and agents (including Genentech's Third Party contract manufacturer if Genentech manufactures Licensed Product under this Agreement), except to the extent such Losses result from the negligence or willful misconduct of OSI or its employees, Affiliates, sublicensees or agents. This indemnification provision shall include any reasonable attorney's fees incurred by OSI in connection with enforcing this indemnification.

         15.2 INDEMNIFICATION BY OSI. OSI hereby agrees to save, defend and hold Genentech and its agents and employees harmless from and against any and all Losses resulting or alleged to result from, directly or indirectly: (a) OSI's breach of any term of this Agreement, (b) any violation of applicable law or regulation by OSI, its Affiliates or sublicensees, (c) the manufacture, handling, use, storage, distribution or sale of Licensed Products by OSI, its Affiliates, sublicensees and agents (including OSI's Third Party contract manufacturer of Licensed Product) except to the extent such Losses result from the negligence or willful misconduct of Genentech or its employees or agents. This indemnification provision shall include any reasonable attorney's fees incurred by Genentech in connection with enforcing this indemnification.

         15.3 OTHER LIABILITIES. Any other Losses resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products in the Territory shall be charged to the collaboration as an Other Operating Income/Expense at the time such claim is finally determined, whether by judgment, award, decree or settlement.

         15.4 INDEMNIFICATION CONDITIONS. In the event that a Party is seeking indemnification under Section 15.1 or 15.2 above, it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim, and shall not settle or compromise the claim without the express written consent of the indemnifying Party.

         15.5 DEFENSE. In the event that either Party receives notice of a claim with respect to a Licensed Product in the Territory, such Party shall inform the other Party as soon as reasonably practicable. If a Party is not indemnified by the other Party for such claim, then the Parties shall confer how to respond to the claim and how to handle the claim in an efficient manner.

                                   ARTICLE 16
                               DISPUTE RESOLUTION

         16.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement.

         Unless otherwise specifically recited in this Agreement, disputes among members of the Joint Project Team will be resolved as recited in this Article
16. Any disputes relating to the collaboration hereunder shall be first referred to the JSC by either Party at any time after such dispute has arisen and such Party believes that there has been sufficient discussion of the matter at the Joint Project Team level. If the JSC is unable to resolve such a dispute within sixty (60) days of being requested by a Party to resolve the dispute or the JSC is unable to resolve a dispute among its members, the matter shall be presented to the chief executive officer of Genentech and OSI, or their respective designee, for resolution. In the event that the chief executive officer of Genentech and OSI, or their respective designees, cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of
Section 16.2 hereinafter.

         16.2 ARBITRATION. Subject to Section 16.3 below, the Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be resolved through binding arbitration. If the dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 16.1 above, any unresolved controversy or claim between the Parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as presently in effect, except as modified herein. Each such arbitration shall be conducted by a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules as presently in effect; provided that at least one such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the pharmaceuticals industry so as to better understand the legal, business and scientific issues addressed in the arbitral proceeding. A reasoned arbitration decision shall be rendered in writing within thirty (30) days of the conclusion of the arbitration hearing and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted at the location of the Party not originally requesting the resolution of the dispute. Each Party must bear its own attorneys' fees and associated costs and expenses. The arbitrators shall have the authority to grant specific performance and allocate costs between the Parties (excluding attorney's fees).

         16.3 DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY. Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a Party's patents shall be submitted exclusively to federal court.


                                   ARTICLE 17
                                  MISCELLANEOUS

         17.1 ASSIGNMENT. (a) Neither Party may assign this Agreement or otherwise transfer its rights and interests, nor delegate its responsibilities hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) for ** after the Closing Date, neither Party may assign this Agreement or otherwise transfer its rights and interests, nor delegate its responsibilities hereunder, without the prior written consent of the other Party, which consent shall be at the other Party's sole discretion, and (ii) beginning ** after the Closing Date, either Party may, without the consent of the other Party, assign this Agreement or otherwise transfer its rights and interests and delegate its responsibilities hereunder to any purchaser of all or substantially all of such Party's assets, or all of its capital stock, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. If a Party elects to assign its rights or delegate its responsibilities pursuant to Section 17.1(a)(ii) above, such Party, at its own cost, shall promptly


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** This portion has been redacted pursuant to a confidential treatment request.

assign all NDA's and supplemental NDA's owned by such electing Party as a result of its activities under this Agreement to the other Party. In addition, the non-assigning Party shall have the right to sublicense its rights and interests and delegate its responsibilities hereunder to a Third Party at any time, without the consent of the assigning Party or its successor, provided that the responsibilities of the sublicensing Party shall continue as more fully set forth in Section 8.4.

         (b) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 17.1 shall be void. Subject to the foregoing, any reference to OSI and Genentech hereunder shall be deemed to include the successors and permitted assigns thereof.

         17.2 LEGAL COMPLIANCE. Each Party shall comply in all material respects with all laws, rules and regulations applicable to the conduct of its business in the Territory pursuant to this Agreement.

         17.3 CONSENTS NOT UNREASONABLY WITHHELD. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, unless expressly stated otherwise, that consent or approval shall not unreasonably be withheld, delayed or conditioned, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

         17.4 RETAINED RIGHTS. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products other than Licensed Products using such Party's own technology.

         17.5 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

         17.6 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

       17.7 NO RIGHT TO USE NAMES. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "OSI," "Genentech" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

         17.8 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

         If to OSI:            OSI Pharmaceuticals, Inc.
                               106 Charles Lindbergh Blvd.
                               Uniondale, NY 11553
                               Attention:  Chief Executive Officer
                               Telecopy: (516) 745-6429

         with a copy to:       Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
                               666 Third Avenue
                               25th Floor
                               New York,  NY 10017
                               Attention:   Joel I. Papernik, Esq.
                               Telecopy: (212) 983-3115

         If to Genentech:      Genentech, Inc.
                               1 DNA Way
                               South San Francisco, CA 94080
                               Attention:        Corporate Secretary
                               Telecopy:         (650) 952-9881

         17.9 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

         17.10 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

         17.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

         17.12 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

         17.13 HEADINGS. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         17.14 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.15 NON-SOLICITATION. The Parties recognize that each Party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each Party recognizes that certain of the other Party's employees, including those engaged in development, marketing and sale of any Licensed Product, may have access to such Confidential Information of the other Party. The Parties therefore agree, to the extent permitted by applicable law or regulation, not to solicit or otherwise induce or attempt to induce for purposes of employment, any employees from the other Party involved in the development, marketing or sales of any Licensed Product during the period in which any Party is developing or commercializing a Licensed Product in the Territory hereunder.

         17.16 ENTIRE AGREEMENT. Except for those certain provisions of the Tripartite Agreement expressly referred to hereinabove, this Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, subject to Section 10.4 above with respect to prior Confidentiality Agreements. Except for such Tripartite Agreement provisions referred to above, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. If any provision of this Agreement conflicts with the provisions of the Tripartite Agreement with respect to development of OSI-774, the provisions of the Tripartite Agreement shall govern such conflict.

         17.17 NO THIRD PARTY BENEFICIARY. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Third Party other than the Parties and their respective successors and permitted assigns.

                    [This space is intentionally left blank.]

         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

OSI PHARMACEUTICALS, INC.                      GENENTECH, INC.



By:    /s/ COLIN GODDARD                       By:    /s/ ARTHUR D. LEVINSON
       -----------------------------------            ----------------------------------


Name:  Colin Goddard                           Name:  Arthur D. Levinson
       -----------------------------------            ----------------------------------


Title: Chairman & Chief Executive Officer      Title: Chairman & Chief Executive Officer
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


                                    EXHIBIT A

             LIST OF INITIAL MEMBERS OF THE JOINT STEERING COMMITTEE


         OSI

         Nicholas Bacopoulos
         Paul Nadler
         John Slack

         GENENTECH

         Stephen Dilly
         Susan Hellmann
         (TBA)

                                      A-1


                                    EXHIBIT B

       FINANCIAL PLANNING, ACCOUNTING AND REPORTING FOR THE OSI/GENENTECH
           OSI-774 DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT

         This Exhibit B to the OSI-774 Development and Marketing Collaboration Agreement (the "Agreement") made as of January 8, 2001 , between OSI Pharmaceuticals, Inc. ("OSI") and Genentech, Inc. ("Genentech") covers financial planning, accounting policies and procedures to be followed in determining OSI/GNE Development Costs and Operating Profits or Losses and related sharing of revenue and expenses pursuant to the Agreement.

         For such purpose, this Exhibit B sets forth the principles for reporting actual results and budgeted plans of the combined operations in the Territory, the frequency of reporting, the methods of determining payments to the Parties, auditing of accounts and other matters.

         For purposes of this Exhibit B only, the consolidated accounting of operations for the collaboration of the Parties hereunder shall be referred to as the "Collaboration". The Collaboration is not a legal entity, pass through or otherwise, for financial accounting or income tax reporting purposes, and has been defined for identification purposes only.

         This Exhibit B also provides agreed upon definitions of financial terms applicable to the Parties for purposes of the Agreement; provided, however, that the definition of "Fully Burdened Manufacturing Cost" shall apply to OSI, to the extent it manufactures or causes to be manufactured any Licensed Product under the Agreement or to Genentech if, and only if Genentech becomes responsible for manufacturing under the Agreement or the manufacturing agreement referred to in the Agreement. The definition of "OSI/GNE Development Costs" shall apply to the development work by both Parties under the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein. References in this Exhibit B to a "Party" or "Parties" shall be construed to mean Genentech or OSI, as the case may be, and in every case shall be deemed to include a Party's permitted sublicensees and assigns under the Agreement.

         The contents of this Exhibit B are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including, without limitation, the confidentiality provisions set forth therein.

B.1      PRINCIPLES OF REPORTING.

         (a) SHARING OSI/GNE DEVELOPMENT COSTS. OSI/GNE Development Costs shall be shared by OSI and Genentech as provided in Section 4.6 of the Agreement. The JSC will approve the balancing payments by one Party to reimburse the other Party's OSI/GNE Development Costs for purposes of the sharing of such costs under the Agreement.

         The presentation of results of operations of the Parties in the Territory will be based on each Party's respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

           **



         It is the intention of the Parties that the interpretation of these definitions will be consistent with generally accepted accounting principles ("GAAP") in the U.S.

         If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations. Without limiting the foregoing, prior to the time that Gross Sales are obtained the Parties may eliminate the above line items related to sales and the support of sales, and the costs thereof, and use only those terms relevant to the sharing of OSI/GNE Development Costs.


B.2      FREQUENCY OF REPORTING.

         The fiscal year of the Collaboration will be a calendar year but OSI shall be furnished with the information it requires to enable it to report in a timely manner to its stockholders on a September 30 fiscal year basis.

         Reporting by each Party for Collaboration revenues and expenses will be performed as follows:


  **










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** This portion has been redacted pursuant to a confidential treatment request.

         Reports of actual results compared to budget will be made to the Joint Project Team on a quarterly basis. After approval by the Joint Project Team as to amounts, the Joint Project Team will forward the report to the JSC for its approval. Variances from the total overall budgets, and significant variances in budget line items, will only be included in the calculation of OSI/GNE Development Costs or Operating Profits and Losses when approved by the JSC.

         Genentech will be responsible for the preparation of consolidated reporting of the Collaboration (including GNE/OSI Development Costs and any Operating Profit or Loss), calculation of the sharing and determination of the cash settlement (subject to dispute resolution by the JSC or arbitration as the case may be). Genentech will provide the financial representatives from each Party within ** days of quarter end a statement showing the consolidated results and calculations of the Operating Profit or Loss sharing (or calculation of expenses to be shared) and cash settlement required in a format substantially listed above.

         Genentech shall record sales in the U.S. **

         The financial representatives from the Parties (i.e. the Joint Finance Subcommittee members) will meet as appropriate but at least quarterly to review and approve the following:



              -        OSI/GNE Development Costs
              -        actual results
              -        forecasts
              -        budgets
              -        inventory levels
              -        Sales Returns and Allowances
              - other financial matters, including each Party's methodologies for charging costs to the Collaboration, for determination of actuals, forecasts, budgets and long range plans and the results of applying such methodologies.








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                                      B-3

B.3      BUDGET AND LONG RANGE PLAN.

         Budgets will be prepared annually. Responsibility for the budget and long range plan will rest with the Joint Project Team, which will develop budgets for development and commercialization, subject to final approval by the JSC.

         Budgets will be supplemented with detailed business plans for clinical trials, drug approval applications, and plans for product introduction, sales and promotion efforts as determined by the Joint Project Team. Budgets, once approved by the JSC, can only be changed with the approval of the JSC, as provided in the Agreement.

         The Joint Project Team, with the assistance of the Joint Finance Subcommittee, will be responsible for identifying, analyzing and reporting all significant line item budget variances and all overall, total budget variances. Only the JSC may approve materially unfavorable line item budget variations, as defined by the Joint Project Team, and all overall, total budget variations, chargeable to the Collaboration during the course of the year.

         A ** long range plan for the Collaboration will be established on a yearly basis under the direction of the JSC and submitted to Genentech and OSI by ** each year.


B.4      DEFINITIONS.

         B.4.1 "ALLOCABLE OVERHEAD" means costs incurred by a Party or for its account which are attributable to a Party's supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance, and shall not duplicate G&A hereunder.

         B.4.2 "COST OF SALES" shall mean the sum of (i) Fully Burdened Manufacturing Cost (as defined below), (ii) freight, insurance and other costs of shipping Licensed Product to customers, (iii) any Third Party royalties payable with respect to the manufacture, use or sale of Licensed Product, excluding any royalties already accounted for in Fully Burdened Manufacturing Cost and (iv) the cost of free Licensed Product for indigent persons.








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** This portion has been redacted pursuant to a confidential treatment request.

         B.4.3. "OSI/GNE DEVELOPMENT COSTS" means the development costs incurred (including accruals) by Genentech or OSI from the Effective Date of the Agreement through the later of (a) the date of Regulatory Approval (including thereafter costs to maintain or expand such Regulatory Approval) in the Territory, or (b) the date of termination of development efforts of the final indication for which Regulatory Approval is sought in the Territory. Such costs shall comprise those costs required to obtain, maintain and/or expand the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Licensed Product in commercial quantities to Third Parties in the Territory. Any Global Development Costs, as defined in and shared with Roche under the Tripartite Agreement, shall not be reflected hereunder.

         "OSI/GNE Development Costs" shall include, but are not limited to, costs of research or development including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Licensed Product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Licensed Product, process development, process improvement, and recovery costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing approval of a Licensed Product, and applicable Allocable Overhead.

         "OSI/GNE Development Costs" shall include expenses for data management, CROs, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals. In determining "OSI/GNE Development Costs" chargeable under this Agreement, each Party will use its respective project accounting systems, and will review and approve its respective project accounting systems and methodologies with the other Party.

         B.4.4 "DISTRIBUTION COSTS" means **

         B.4.5 "FULLY BURDENED MANUFACTURING COST" means one hundred percent (100%) of a Party's manufacturing cost (as defined in the Party's accounting policies consistently applied), which shall comprise the sum of:

                  (a) the cost of goods produced as determined by the Party manufacturing or contracting with a Third Party for each stage of the manufacturing process in accordance with GAAP consistently applied by such Party, including product quality assurance/control costs, applicable Allocable Overhead, and other costs borne by the Party for transport, customs clearance and storage of product at the request of the other Party prior to the time of sale (i.e. freight, customs, duty and insurance); and

                  (b) all of the Party's allocable intellectual property acquisition and licensing costs (including royalties) paid to Third Parties as it relates to the manufacture of Licensed Product.



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                                      B-5

         Either Party holding inventory for Commercial sales shall be permitted to bill the collaboration a reasonable and customary carrying charge to compensate it for its financing and logistical product support, which amount shall be further defined and agreed upon in the Manufacturing and Supply Agreement.

         B.4.6 "GENERAL AND ADMINISTRATIVE COSTS" means **

         B.4.7 "GROSS PROFIT" means Net Sales less Cost of Sales of a Licensed Product by a Party to Third Parties in the Territory.

         B.4.8 "GROSS SALES" means the gross amount invoiced by either Party, their Affiliates and/or their permitted sublicensees for sales of a Licensed Product to Third Parties in the Territory.

         B.4.9 "MARKETING COSTS" means the direct costs of marketing, promotion, advertising, Licensed Product promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, post-marketing studies not required to maintain product approvals, and other similar activities related to the Licensed Products, with ultimate decision making authority in Genentech with respect to marketing activities. Such costs will include both internal costs (e.g., salaries, benefits, travel, supplies and materials, etc.), applicable Allocable Overhead, and outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). "Marketing Costs" shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data. "Marketing Costs" will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising).

         B.4.10 "NET SALES" means Gross Sales of a Licensed Product less applicable Sales Returns and Allowances.

         B.4.11 "OPERATING PROFITS OR LOSSES" means Net Sales of all Licensed Products less the following items with respect to each Product, all for a given period: Cost of Sales, Marketing Costs, Sales Costs, OSI/GNE Development Costs (to the extent chargeable to the Collaboration), General and Administrative Costs, Distribution Costs, and Other Operating Income/Expense.

         B.4.12 "OTHER OPERATING INCOME/EXPENSE" means **

         B.4.13 "PATENT AND TRADEMARK COSTS" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the Effective Date in connection with the establishment and maintenance of rights for Collaboration Inventions and under Licensed Product Patents covering any Licensed Product, and similar costs with respect to Product Trademarks (to the extent chargeable to the Collaboration under the Agreement), including costs of patent interference, reexamination, reissue, opposition and revocation proceedings and similar costs with respect to registration of Product Trademarks.

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** This portion has been redacted pursuant to a confidential treatment request.

         B.4.14 "SALES COSTS" means costs, including Allocable Overhead, approved by the Joint Project Team with the annual budget, incurred by the Parties or for their account and specifically identifiable to the sales efforts of Licensed Products to all markets in the Territory including the managed care market. "Sales Costs" shall include costs associated with sales representatives for Licensed Product, including compensation, benefits and travel, supervision and training of the sales representatives, sales meetings, and other sales expenses. "Sales Costs" will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs.

         B.4.15 "SALES RETURNS AND ALLOWANCES" means the sum of (a) and (b), where: (a) is a provision, determined by a Party under GAAP for sales of Licensed Products in the Territory for (i) trade, cash and quantity discounts or rebates on Licensed Products (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for uncollectable amounts on, previously sold Licensed Products or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount for Licensed Products, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Licensed Products, to the extent included in Gross Sales, (v) credits for allowances given or made for wastage replacement, and (vi) other special sales programs agreed to by the Parties for Licensed Products; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by a Party in the Territory for items (i), (ii), (iii), (iv),
(v) and (vi) in clause (a). The provision allowed in clause (a) and adjustments made in clause (b) (if any) will be reviewed by the Joint Finance Subcommittee, subject to approval by the JSC.

B.5      AUDITS AND INTERIM REVIEWS.

         Either Party shall have the right to request that its independent accounting firm perform an audit of the other Party's books of accounts, no more than once in a calendar year, for the sole purpose of verifying compliance with this Agreement. In such audit the firm may review books of accounts covering no more than the ** just prior to such audit. Such audits will be conducted at the expense of the requesting Party and with reasonable prior written notice to the other Party. The audited Party shall have the right to participate in scope determination in accordance with generally accepted auditing standards. Audit results will be shared with both Parties. If accounting errors found greater than net ** in the items sampled such that the Party audited has been overpaid, then the costs of such audit shall be borne by the Party audited, and such Party shall return to the requesting Party the amount of money received in error plus interest at a rate equal the rate of interest ** In addition, OSI shall at its expense and with reasonable prior written notice to Genentech, be permitted to have its auditors perform such audits and tests as are



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                                      B-7
reasonably necessary. Similarly Genentech shall at its expense and with reasonable prior notice to OSI be permitted to have its auditors perform such audits and tests as are reasonably necessary.



B.6      PAYMENTS BETWEEN THE PARTIES.

         Payments to each Party of the agreed upon percentages of Operating Profit or Loss as provided under Section B.9 below will be made quarterly, based on actual results within ** days after the end of each quarter, adjusted for reimbursement of the net expenses or income incurred or received by each Party. A report specifying how each payment was calculated shall also be submitted with each payment to the non-paying Party. Balancing payments by one Party to reimburse the other Party's OSI/GNE Development Costs for purposes of the sharing of such costs under the Agreement will be approved by the JSC. Within ** days of the end of each calendar quarter, there shall be reconciliation of the OSI/GNE Development Costs which are to be shared and which are incurred during that quarter by Genentech and OSI, with a payment by one Party to the other to the extent necessary so that each Party bears its appropriate percentage of such shared OSI/GNE Development Costs. In the event any payment is made after ** days after the end of a calendar quarter, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the ** Genentech will perform the consolidation and settlement calculations for submission to the JSC.


B.7      RESPONSIBILITY FOR REPORTING.

         The responsibility for the consolidated reporting of the Collaboration to the JSC shall be with Genentech in close cooperation with OSI and the Joint Finance Subcommittee. This will be the basis for Collaboration accounting and determining of payments to the Parties. Genentech shall provide OSI with a copy of Collaboration consolidated reporting and the calculation serving as the basis of determining payments to the Parties. OSI will provide Genentech with financial statements within ** days after the end of the Quarter for their activities in the Territory, prepared in accordance with the terms contained in this Exhibit B in order for Genentech to prepare the consolidated reports.


B.8      ACCOUNTING FOR OSI/GNE DEVELOPMENT COSTS, MARKETING COSTS AND SALES
         COSTS.

         All OSI/GNE Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section B.4 of this Exhibit B.



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                                      B-8

         Each Party shall report OSI/GNE Development Costs within ** days after the end of each quarter in a manner consistent with its project cost system. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For Marketing and Sales Costs, Genentech (and OSI if OSI markets Licensed Product pursuant to the Agreement) will report costs based on spending in Marketing and Sales departments in accordance with the approved budget. The Parties acknowledge that the methodologies used will be based on systems in place.

B.9      OPERATING PROFITS AND LOSS SHARING.

         Genentech and OSI agree to share the Operating Profit or Loss in the Territory resulting from the Agreement in the following manner:


             (a) Genentech shall be allocated fifty percent (50%) of the Operating Profits or Losses from the sale of Licensed Products and

             (b) OSI shall be allocated fifty percent (50%) of the Operating Profits or Losses from the sale of Licensed Products.


B.10     DEVELOPMENT COST SHARING.

         Genentech and OSI agree to equally share the OSI/GNE Development Costs in the Territory resulting from the Agreement as provided in Section 4.6 of the Agreement and this Exhibit B.


B.11     START OF OPERATIONS AND EFFECTIVE ACCOUNTING DATE TERMINATION.

         Operation of the Collaboration will be deemed to have commenced as of the Closing Date of the Agreement. Costs and expenses incurred prior to such date are not chargeable to the Collaboration.

         For reporting and accounting purposes with respect to the Collaboration, the effective termination date of the Agreement with regard to the last detailing year in the Territory will be the nearest month end to which such termination takes place.







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                                      B-9

                                    EXHIBIT C

                             GLOBAL DEVELOPMENT PLAN



                                       **









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                                      C-1

                                    EXHIBIT D

                                   OSI PATENTS

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        Pfizer                               Coverage                                            Status
     designation
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
       PC 8836           Claims `774 and pharmaceutically acceptable salts     Filed in approximately 73 countries. Issued
                          thereof (composition-of-matter-COM), processes        in US as US patent 5,747,498. Pending in
                              for preparing `774, methods of treating                       Europe and Japan.
                         hyperproliferative disorders (such as cancer) by
                        administering `774 and pharmaceutical compositions
                                          containing `774
--------------------------------------------------------------------------------------------------------------------------
       PC 10074             Claims anhydrous and hydrate forms of the          Pending in approximately 30 countries
                          mesylate salt of `774 (COM), methods of treating      (this will expand as national stage
                         hyperproliferative disorders by administering the     applications are filed from the PCT).
                              `774 mesylate forms, and pharmaceutical            Not yet issued or granted in US,
                          compositions containing the `774 mesylate forms                Europe or Japan.
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       PC 10188             Claims a process for preparing `774 and an         Pending in approximately 70 countries. Not
                              intermediate (COM) used in the process          yet issued or granted in US, Europe or Japan.
--------------------------------------------------------------------------------------------------------------------------
       PC 10676              Claims a method of treating disorders not        Filed as US provisional patent application on
                          specifically disclosed or claimed in prior `774            3/30/00. Not yet foreign filed.
                           cases (non-small cell lung cancer, pediatric
                         malignancies, cervical and other tumors caused or
                        promoted by human papilloma virus (HPV), melanoma,
                           Barrett's esophagus (pre-malignant syndrome),
                         adrenal and skin cancers, auto immune neoplastic
                            cutaneous diseases and atherosclerosis) by
                          administering `774. Also claims chemoprevention
                          of basal or squamos cell carcinoma of the skin
--------------------------------------------------------------------------------------------------------------------------
       PC 10677         Claims two polymorphs of the hydrochloride salt of       Filed as US provisional application on
                         `774 (COM), methods of preparing the polymorphs,            11/11/99. Not yet foreign filed
                        method of treating hyperproliferative disorders by
                         administering the polymorphs, and pharmaceutical
                              compositions containing the polymorphs
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


                                      D-1